Exhibit 99.1
ASSET PURCHASE AGREEMENT
BY
AND
BETWEEN
METHODIST HEALTHCARE SYSTEM OF
SAN ANTONIO, LTD., L.L.P.
AND
HEART HOSPITAL OF SAN ANTONIO, L.P.
Dated as of November 5, 2010

LIST OF SCHEDULES

Schedule 1.1A	Capital Leases/Financing Obligations
Schedule 1.1B	Net Working Capital
Schedule 1.1C	Leased Real Property
Schedule 1.1D	Owned Real Property
Schedule 2.1(f)	Software
Schedule 2.2(d)	Excluded Assets
Schedule 2.2(i)	Excluded Intellectual Property
Schedule 4.2	Required Approvals for Buyer
Schedule 5.2	Required Approvals for Seller
Schedule 5.3	Affiliates and Minority Interests in Seller
Schedule 5.4	Rights Regarding Purchased Assets
Schedule 5.6	Historical Financial Information
Schedule 5.7	Permits
Schedule 5.8	Intellectual Property
Schedule 5.9	Medicare Participation/Accreditation
Schedule 5.10	Regulatory Compliance
Schedule 5.11	Scheduled Contracts
Schedule 5.12(a)	Permitted Encumbrances
Schedule 5.14	Insurance
Schedule 5.15	Employee Benefit Plans
Schedule 5.16(a)	Labor Disputes
Schedule 5.16(b)	Hospital Employees
Schedule 5.17	Litigation or Proceedings against Seller
Schedule 5.18	Tax Matters
Schedule 5.19	Environmental Matters
Schedule 5.20	Certain Seller Changes
Schedule 5.20(b)	Sold or Disposed of Assets
Schedule 7.2	Operating Covenants
Schedule 7.3	Exception to Negative Covenants
Schedule 9.9	Material Assumed Contracts
Schedule 10.3	COBRA Beneficiaries
Schedule 10.3(d)(ii)	Stop-Loss Indemnity Coverage
Schedule 11.1	Allocations
Schedule 11.12	Supplemental Insurance
Schedule 12.5(a)	Managed Care Term and Termination Provisions
Schedule 13.18	Persons with Knowledge
LIST OF EXHIBITS

Exhibit A	Transition Services Agreement
Exhibit B	MC Guaranty

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 5, 2010 by and between METHODIST HEALTHCARE SYSTEM OF SAN ANTONIO, LTD., L.L.P., a Texas limited liability limited partnership (“Buyer”), and HEART HOSPITAL OF SAN ANTONIO, L.P., a Texas limited partnership d/b/a TEXSAN HEART HOSPITAL (“Seller”).
WITNESSETH:
     WHEREAS, Seller owns and operates the Texsan Heart Hospital located in San Antonio, Texas (the “Hospital”) and the Purchased Assets (as defined herein); and
     WHEREAS, Seller desires to sell and Buyer desires to purchase the Hospital and the Purchased Assets, all as more fully set forth herein.
     NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Definitions. As used herein the terms below shall have the following meanings:
     “AAA” has the meaning set forth in Section 13.3(b).
     “Accrued PTO” has the meaning set forth in Section 2.3(d).
     “Additional Financial Statements” has the meaning set forth in Section 7.5.
     “Administrative Period” has the meaning set forth in Section 10.3(d)(ii).
     “Affiliate” means, as to the Person in question, any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question and any successors or assigns of such Person; and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by Contract or otherwise; provided that, (i) with respect to Seller, “Affiliate” shall not include direct or indirect equityholders, officers or directors of MC or MedCath and shall not include any partner of Seller other than San Antonio Hospital Management, Inc. or San Antonio Holdings, Inc. and (ii) with respect to Buyer, “Affiliate” shall not include direct or indirect equityholders, officers or directors of HCA Inc.
     “Agency Receivables” has the meaning set forth in Section 2.2(f).

     “Agreement” means this Agreement, as amended or supplemented, together with all Exhibits and Schedules attached or delivered with respect hereto or expressly incorporated herein by reference.
     “Applicable Rate” means the “prime rate” as quoted in the “Money Rates” section of The Wall Street Journal on the Closing Date.
     “Approval” means any approval, authorization, consent, notice, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, of or from, or any notice, statement, filing or other communication to be filed with or delivered to, any Governmental Entity.
     “Assumed Contracts” has the meaning set forth in Section 2.1(d).
     “Assumed Liabilities” has the meaning set forth in Section 2.3.
     “Baseline Balance Sheet” has the meaning set forth in Section 5.6(a)(i).
     “Baseline Balance Sheet Date” means June 30, 2010.
     “Buyer” has the meaning set forth in the Preamble hereto.
     “Capital Lease Obligations” means, as of the date of determination, an amount equal to the aggregate amount outstanding under capital lease obligations of Seller under capital leases identified on Schedule 1.1A, which capital leases are included in the Assumed Liabilities, determined in accordance with GAAP. The amount of Capital Lease Obligations as of May 31, 2010 is set forth on Schedule 1.1A.
     “CCISA” has the meaning set forth in Section 11.15.
     “CERCLA” has the meaning set forth in the definition of Environmental Laws.
     “Change in Control Transaction” means (i) a transaction in which a Person is or becomes the beneficial owner, directly or indirectly, of securities of MC representing fifty percent (50%) or more of the total voting power represented by MC’s then outstanding voting securities; (ii) a merger or consolidation in which MC is a party and in which the equityholders of MC before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting equity interests of the Person that survives or results from such merger or consolidation; or (iii) a sale or disposition by MC or its Affiliates, other than Seller, of all or substantially all of MC’s assets or those of its Affiliates, other than Seller, existing as of the date hereof either to a single or multiple buyers thereof. Notwithstanding the foregoing, in no event shall the acquisition of voting securities by one or more Persons (even if such offering represents 50% or more of the total voting power represented by MC’s then outstanding voting securities) in a public offering constitute a Change in Control Transaction.
     “Closing” has the meaning set forth in Section 3.1.

     “Closing Balance Sheet” means the balance sheet of Seller in respect of the Hospital as of the Closing Date. The Closing Balance Sheet shall be prepared in accordance with GAAP (except as provided in Schedule 5.6), applied on a basis consistent with the Baseline Balance Sheet.
     “Closing Date” has the meaning set forth in Section 3.1.
     “COBRA” has the meaning set forth in Section 10.3(e).
     “COBRA Coverage” has the meaning set forth in Section 10.3(e).
     “COBRA Transition Period” has the meaning set forth in Section 10.3(d)(ii).
     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Confidentiality Agreement” has the meaning set forth in Section 13.8.
     “Continuation Coverage” has the meaning set forth in Section 10.3(d)(i).
     “Continuing Employee” has the meaning set forth in Section 10.3(b).
     “Contract” means any binding written or oral contract, commitment, instrument, lease, or other arrangement or agreement.
     “Cost Reports” has the meaning set forth in Section 10.2.
     “CVSTAT License Agreement” has the meaning set forth in Section 11.11.
     “De Minimis Contract” means any Contract (other than any Contract with a physician or a referral source) that either (i) requires total expenditures subsequent to Closing of not more than $25,000 or (ii) can be terminated without cause or penalty within ninety (90) days after Closing without the expenditure of more than $25,000 within such ninety (90) day period.
     “DRG Transition Patient” has the meaning set forth in Section 10.1(a).
     “EEOC” means the Equal Employment Opportunity Commission.
     “Effective Time” has the meaning set forth in Section 13.5.
     “Electing Employees” has the meaning set forth in Section 10.3(d)(ii).
     “Employment Loss” means (i) an employment termination, other than a discharge for cause, voluntary departure, or retirement, (ii) a layoff exceeding six (6) months or (iii) a reduction in hours of work of more than fifty percent (50%).
     “Encumbrance” means any claim, charge, easement, encumbrance, conditional sales agreement, right of first refusal, option, encroachment, security interest, mortgage, lien, pledge or restriction, whether imposed by Contract, Law, equity or otherwise.

     “Environmental Condition” as to either party, means any event, circumstance or conditions related in any manner whatsoever to: (i) the current or past presence or spill, emission, discharge, disposal, release or threatened release of any hazardous, infectious or toxic substance or waste (as defined by any applicable Environmental Laws) or any chemicals, pollutants, petroleum, petroleum products or oil (“Hazardous Materials”), into the environment; or (ii) the on-site or off-site treatment, storage, disposal or other handling of any Hazardous Material originating on or from the Real Property; or (iii) the placement of structures or Hazardous Materials into waters of the United States; or (iv) the presence of any Hazardous Materials in any building, structure or workplace or on any portion of the Real Property; or (v) any violation of Environmental Laws at or on any part of the Real Property, or arising from the activities of Seller or any Affiliate of Seller at the Hospital, involving Hazardous Materials.
     “Environmental Laws” means all Laws relating to pollution or the environment, including the Comprehensive Environmental Recovery, Compensation, and Liability Act, as amended, 42 U.S.C. § 9601, et seq. (“CERCLA”); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq. (“RCRA”), the Clean Air Act, 42 U.S.C § 7401, et seq., the Occupational Safety and Health Act, 29 U.S.C. § 600, et seq. (“OSHA”), and all other Laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, pesticides, or industrial, infectious, toxic or hazardous substances or wastes into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the processing, generation, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, infectious, toxic, or hazardous substances or wastes.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Controlled Group” means a group of Persons considered to be aggregated with each other pursuant to Section 414(b), (c), (m) or (o) of the Code.
     “Excluded Assets” has the meaning set forth in Section 2.2.
     “Excluded Contracts” has the meaning set forth in Section 2.2(b).
     “Excluded Liabilities” has the meaning set forth in Section 2.4.
     “Exhibits” means the exhibit(s) to this Agreement.
     “Final Cash Purchase Price” means an amount equal to (i) Seventy-Six Million Two Hundred Fifty Thousand Dollars ($76,250,000) plus or minus (ii) the Final NWC Calculation minus (iii) the Final Financing Obligations Calculation minus (iv) the Relocation Costs to the extent not otherwise included in the Final NWC Calculation minus (v) the Rebate Amount.
     “Final Financing Obligations Calculation” means a calculation of the aggregate amount of the Financing Obligations as of the Closing Date as reflected on the Closing Balance Sheet. The Final Financing Obligations Calculation shall be prepared using the same methodologies and assumptions used in connection with the preparation of the determination of the Financing Obligations set forth on Schedule 1.1A, in accordance with GAAP and consistent with Seller’s historical accounting practices.

     “Final NWC Calculation” means a calculation of the Net Working Capital as of the Closing Date. The Final NWC Calculation shall be prepared using the same policies, methodologies and assumptions used in connection with the preparation of the determination of Net Working Capital set forth on Schedule 1.1B. For the avoidance of doubt, the accounting policies, assumptions and methodologies used for determining obsolescence of medical supplies inventory and each of the other items used in the determination of Net Working Capital shall be the same as used in connection with the preparation of the determination of Net Working Capital set forth on Schedule 1.1B.
     “Financing Obligations” means, as of the date of determination, an amount equal to the aggregate amount outstanding under (i) Loan Obligations and (ii) Capital Lease Obligations, which Financing Obligations are included in the Assumed Liabilities. The amount of Financing Obligations as of May 31, 2010 is set forth on Schedule 1.1A.
     “FIRPTA” means the Foreign Investment Real Property Tax Act of 1980, as amended, and the rules and regulations promulgated thereunder.
     “Furniture and Equipment” means all equipment (including movable equipment), vehicles, furniture or furnishings that are held or used by Seller primarily or exclusively in the business or operation of the Hospital (other than Excluded Assets), including all such equipment, vehicles, furniture or furnishings that have been fully depreciated for accounting purposes.
     “GAAP” means United States generally accepted accounting principles and practices as in effect from time to time, as modified as described in Schedule 5.6 and applied by Seller consistently throughout the periods involved and in accordance with Seller’s prior practices and policies.
     “General Partner” means San Antonio Hospital Management, Inc., a North Carolina corporation.
     “Government Programs” means the federal Medicare, all applicable state Medicaid and successor programs.
     “Governmental Entity” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.
     “Hazardous Materials” has the meaning set forth in the definition of Environmental Condition.
     “Historical Financial Information” has the meaning set forth in Section 5.6(a).
     “Hospital” has the meaning set forth in the recitals hereto.
     “Hospital Employees” has the meaning set forth in Section 5.16(b).
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

     “Indemnified Parties” has the meaning set forth in Section 12.5(a).
     “Intellectual Property” means, to the extent held or used primarily or exclusively in the business or operation of the Hospital, patents, trademarks, trade names, service marks, copyrights and any applications therefor.
     “Interim Balance Sheet” means the balance sheet of Seller in respect of the Hospital as of the Interim Balance Sheet Date. The Interim Balance Sheet shall be prepared in accordance with GAAP (except as provided in Schedule 5.6), applied on a basis consistent with the Baseline Balance Sheet.
     “Interim Balance Sheet Date” means the most recently ended calendar month prior to the Closing Date for which financial statements are available for Seller in respect of the Hospital.
     “Interim Cash Purchase Price” means an amount equal to (i) Seventy-Six Million Two Hundred Fifty Thousand Dollars ($76,250,000) plus or minus (ii) the Interim NWC Calculation minus (iii) the Interim Financing Obligations Calculation minus (iv) the Rebate Amount.
     “Interim Financing Obligations Calculation” means a calculation of the aggregate amount of the Financing Obligations as of the Interim Balance Sheet Date as reflected on the Interim Balance Sheet. The Interim Financing Obligations Calculation shall be prepared using the same methodologies, policies and assumptions used in connection with the preparation of the determination of the Financing Obligations set forth on Schedule 1.1A, in accordance with GAAP and consistent with Seller’s historical accounting practices.
     “Interim NWC Calculation” means a calculation of the Net Working Capital as of the Interim Balance Sheet Date. The Interim NWC Calculation shall be prepared using the same methodologies, policies and assumptions used in connection with the preparation of the determination of Net Working Capital set forth on Schedule 1.1B.
     “Inventory” means all inventory and supplies held or used in the business or operation of the Hospital.
     “Law” means any constitutional provision, statute, ordinance or other law, rule, regulation or order of any Governmental Entity.
     “Leased Real Property” means all real property subject to a leasehold or subleasehold estate (and in which Seller is the tenant or subtenant) held or used primarily or exclusively in the business or operation of the Hospital described on Schedule 1.1C, which constitutes all leasehold or subleasehold interests held by Seller and used primarily or exclusively in the business or operation of the Hospital.
     “Loan Obligations” means, as of the date of determination, an amount equal to the aggregate amount of long term indebtedness of Seller (including, without limitation, current maturities thereof), outstanding under the loans identified on Schedule 1.1A, which loans are included in the Assumed Liabilities, determined in accordance with GAAP. The amount of Loan Obligations as of May 31, 2010 is set forth on Schedule 1.1A.

     “Material Adverse Effect” shall mean any fact, circumstance, event, change, effect, condition or occurrence that is not disclosed herein or that is different or constitutes a change from any of the same that is disclosed herein, and that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the business, operations, property, financial condition or results of operations of the Purchased Assets and the Hospital, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to any of the following shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred: (i) a fact, circumstance, event, change, effect or occurrence, or series of such items, to the extent affecting (A) global, national or regional economic, business, regulatory, market or political conditions or national or global financial markets, including changes in interest or exchange rates or (B) the healthcare industry generally, (ii) the negotiation, execution or the announcement of, or the performance of obligations under, this Agreement, the Schedules or the other documents contemplated by this Agreement or the consummation of the transactions contemplated hereby, (iii) any changes or any proposed changes in Law or GAAP or the enforcement or interpretation thereof, (iv) any actions expressly permitted to be taken pursuant to this Agreement or taken with the specific written consent of or at the written request of Buyer, (v) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, or (vi) the implementation of the Patient Protection and Affordable Care Act.
     “MC” means MedCath Corporation, a Delaware corporation.
     “MedCath” means MedCath Incorporated, a North Carolina corporation.
     “Medicaid” means Title XIX of the Social Security Act.
     “Medicare” means Title XVIII of the Social Security Act.
     “Methodist Hospital” has the meaning set forth in Section 6.2.
     “Net Working Capital” means, as of the date of determination, an amount equal to the following with respect to Seller, in each instance as determined in accordance with GAAP, consistently applied: (a) the sum of the amounts reflected in the entries (or line items) on the applicable balance sheet entitled (i) “Inventories” (to the extent usable in the ordinary course of the operation of the Hospital); and (ii) “Prepaid expenses;” minus (b) the amounts reflected in the entries (or line items) on the applicable balance sheet entitled (i) “Accrued paid time off for employees.” The Net Working Capital as of May 31, 2010 is set forth on Schedule 1.1B.
     “OSHA” has the meaning set forth in the definition of Environmental Laws.
     “Outside Date” has the meaning set forth in Section 11.2(a).
     “Owned Real Property” means all the real property described on Schedule 1.1D, which constitutes all real property both (a) owned by any Seller Affiliate and (b) held or used primarily or exclusively in the business or operation of the Hospital (other than Excluded Assets), together with all leases and subleases therein, improvements, buildings or fixtures located thereon or therein, all easements, rights of way, and other appurtenances thereto (including appurtenant rights in and to public streets), and all claims and recorded or unrecorded interests therein, including any and all options to acquire such real property.
     “Permit” means any license or permit required to be issued by any Governmental Entity.
     “Permitted Encumbrances” has the meaning set forth in Section 5.12(a).
     “Person” means an association, a corporation, a limited liability company, an individual, a partnership, a limited liability partnership, a trust or any other entity or organization, including a Governmental Entity.
     “Plans” has the meaning set forth in Section 5.15(a).
     “Premiums” has the meaning set forth in Section 10.3(d)(ii).
     “Purchased Assets” has the meaning set forth in Section 2.1.
     “RCRA” has the meaning set forth in the definition of Environmental Laws.
     “Real Property” means the Owned Real Property and the Leased Real Property.
     “Released Buyer Parties” has the meaning set forth in Section 11.15.
     “Relocation Agreement” has the meaning set forth in Section 11.14.
     “Relocation Costs” has the meaning set forth in Section 11.14
     “Rebate Amount” means the amount of Fifty-six Thousand One Hundred Fifty Dollars ($56,150).
     “Retirement Plans” has the meaning set forth in Section 5.15(g).
     “Scheduled Contracts” has the meaning set forth in Section 5.11.
     “Schedules” means the disclosure schedules to this Agreement.
     “SEC” has the meaning set forth in Section 8.6.
     “Seller” has the meaning set forth in the Preamble hereto.
     “Seller Affiliate” means Seller and any Affiliate of Seller. Without limiting the foregoing, Seller Affiliate shall not include any physician or Affiliate of a physician that is or has been a direct or indirect member of Seller.
     “Senior Management” means the individuals holding the following titles with respect to the Hospital: Chief Executive Officer and Vice President of Clinical Services.
     “Survey” has the meaning set forth in Section 6.3.

     “Taxes” has the meaning set forth in Section 5.18(a).
     “Title Commitment” has the meaning set forth in Section 7.7.
     “Title Company” means First American Title Company.
     “Transition Patients” has the meaning set forth in Section 10.1.
     “Transition Patient Services” has the meaning set forth in Section 10.1.
     “Transition Services Agreement” has the meaning set forth in Section 11.10.
     “TRICARE” means the Department of Defense’s managed healthcare program for active duty military, active duty service families, retirees and their families and other beneficiaries.
     “WARN Act” has the meaning set forth in Section 10.3(b).
     1.2 Interpretation. In this Agreement, unless the context otherwise requires:
     (a) references to this Agreement are references to this Agreement and to the Exhibits and Schedules;
     (b) references to Articles and Sections are references to articles and sections of this Agreement;
     (c) references to any party to this Agreement shall include references to its respective successors and permitted assigns;
     (d) references to a judgment shall include references to any order, writ, injunction, decree, determination or award of any court or tribunal or arbitrator in a binding arbitration;
     (e) the terms “hereof,” “herein,” “hereby,” and derivative or similar words will refer to this entire Agreement;
     (f) references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time;
     (g) unless the context requires otherwise, references to any Law are references to that Law as of the Closing Date, and shall also refer to all rules and regulations promulgated thereunder;
     (h) the word “including” (and all derivations thereof) shall mean including, without limitation;
     (i) references to time are references to Central Standard or Daylight time (as in effect on the applicable day) unless otherwise specified herein;

     (j) the gender of all words herein include the masculine, feminine and neuter, and the number of all words herein include the singular and plural;
     (k) provisions of this Agreement shall be interpreted in such a manner so as not to inequitably benefit or burden any party through “double counting” of assets or liabilities or failing to recognize benefits that may result from any matters that impose losses or burdens on any party, including in connection with the determination of the Final Cash Purchase Price and the calculation of losses on casualty claims;
     (l) the terms “date hereof,” “date of this Agreement” and similar terms shall mean the date set forth in the opening paragraph of this Agreement; and
     (m) the section headings and subheadings in this Agreement and the Schedules are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or the express description of the Schedules.
     1.3 Schedules. Buyer and Seller hereby acknowledge and agree as follows:
     (a) the Schedules and any disclosures made in or by virtue of them are integral parts of this Agreement as if fully set forth in this Agreement and all statements appearing therein shall be deemed to be representations;
     (b) the fact that any items of information are contained in the Schedules shall not be construed as an admission of liability under any applicable law, or to mean that such information is required to be disclosed in or by this Agreement, or to mean that such information is material. Such information shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or any similar qualification in the Agreement. Nothing in the Schedules constitutes an admission of any liability or obligation of Seller to any third party, nor an admission against Seller’s interest; and
     (c) items disclosed on one particular Schedule relating to one section of the Agreement are deemed to be constructively disclosed or listed on other Schedules relating to other sections of the Agreement to the extent it is reasonably apparent on the face of such other Schedules that such disclosure is applicable to such other Schedules.
ARTICLE 2
SALE OF PURCHASED ASSETS AND CERTAIN RELATED MATTERS
     2.1 Sale of Purchased Assets. At Closing and subject to the terms and conditions of this Agreement, other than the Excluded Assets, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, all rights, title, and interest in and to all assets of every description, and whether real, personal or mixed, tangible or intangible, owned or leased by Seller and held or used primarily or exclusively in the business or operation of the Hospital, including the following items (collectively, the “Purchased Assets”):
     (a) All Furniture and Equipment, together with, to the extent assignable, any warranties in respect thereof;

     (b) Good and marketable title in fee simple absolute to the Owned Real Property, and, to the extent permitted by law, any rights of Seller against third parties related to any such Owned Real Property, together with all plants, buildings, structures, improvements, construction in progress, appurtenances, covenants, easements, servitudes and fixtures situated thereon, forming a part thereof, or in any manner belonging to or pertaining to such interests of Seller;
     (c) Seller’s interest in the Assumed Contracts relating to the Leased Real Property;
     (d) (i) All of the interest of Seller or its Affiliates in all Scheduled Contracts in respect of the Purchased Assets, (ii) all Contracts that both are not listed on Schedule 5.11 and that are De Minimis Contracts that relate primarily or exclusively to the operations of the Hospital, and (iii) all Contracts listed on Schedule 5.11 representing Financing Obligations (collectively, the “Assumed Contracts”), but excluding (i) except as otherwise provided herein, Contracts relating to Plans and (ii) the Excluded Contracts;
     (e) All Permits and Approvals issued or granted by Governmental Entities to the extent assignable under applicable Law and which are held or used by Seller Affiliates and relate to the ownership, development and business or operation of the Purchased Assets (including any pending Permits and Approvals related to any Purchased Assets);
     (f) All computer hardware, software, and data processing equipment owned by Seller or used primarily in the business or operation of the Hospital or the operation of the Purchased Assets which, in the case of software other than “shrink-wrapped” or “click-wrapped” software, is listed on Schedule 2.1(f), and, to the extent assignable or transferable, all rights in all warranties of any manufacturer or vendor with respect thereto;
     (g) All Inventory;
     (h) Assumable prepaid expenses, claims for refunds and rights to offset in respect thereof (in each case to the extent included in the Final NWC Calculation);
     (i) To the extent transferable or assignable under applicable Law, all financial, patient and medical staff records held or used by Seller Affiliates primarily or exclusively in the business or operation of the Hospital (but specifically excluding any records maintained by Affiliates of Seller in connection with the provision of services by such Affiliates for the benefit of Seller);
     (j) All Intellectual Property, including Seller’s rights in the name Texsan Heart Hospital;
     (k) Seller’s goodwill in respect of the Purchased Assets and the Hospital;

     (l) Any insurance proceeds relating to the Purchased Assets to the extent provided in Section 11.8;
     (m) All right, title and interest in the domain names set forth in item 6 on Schedule 2.2(i); and
     (n) All records related to the business, operation or ownership of the Hospital including ad valorem and sales and use Tax returns and records (but specifically excluding income Tax returns, franchise Tax returns and supporting materials for such returns such as working papers and Tax provisions).
Seller shall transfer and convey good and marketable title to the Purchased Assets and all parts thereof to Buyer, free and clear of all Encumbrances except for the Permitted Encumbrances.
     2.2 Excluded Assets. Notwithstanding anything to the contrary, Seller is not selling, and Buyer is not purchasing or assuming obligations with respect to, the following assets which shall remain the property of Seller after the Closing (the “Excluded Assets”):
     (a) All restricted and unrestricted cash and cash equivalents, including investments in marketable securities, certificates of deposit, bank accounts and promissory notes, except to the extent such assets are included in the determination of the Final NWC Calculation;
     (b) All (i) group Contracts entered into by MC or MedCath for the benefit of Seller and one or more Seller Affiliate, (ii) Contracts with managed care organizations, health maintenance organizations, insurers and similar third party payors, (iii) Contracts with any member of Senior Management or any other Hospital Employee; (iv) Contracts that are both not listed on Schedule 5.11 and that are not De Minimis Contracts that relate to the operations of the Hospital, and (v) Contracts listed as Excluded Contracts on Schedule 5.11 (collectively, the “Excluded Contracts”);
     (c) The corporate record books, minute books, and corporate seals and all records of any kind that Seller is required by Law to retain in its own possession together with those records maintained by Seller with respect to its Affiliates;
     (d) Such other property and assets, if any, specifically described on Schedule 2.2(d);
     (e) Any claims or rights against third parties related to the Purchased Assets (including the Assumed Contracts), contractual or otherwise, accruing or arising prior to the Closing, except to the extent (i) included in the determination of the Final NWC Calculation or (ii) such claim or right would also relate to a period after Closing, but only to the extent such right or claim relates to periods after Closing;
     (f) All rights to settlement and retroactive adjustments, if any, for open cost reporting periods ending on or prior to the Closing Date (whether open or closed) arising from or against the U.S. Government under the terms of the Medicare program or

TRICARE and against any state under its Medicaid program and against any third-party payor programs that settle on a cost report basis (“Agency Receivables”);
     (g) All rights of Seller under this Agreement or any agreement contemplated hereby;
     (h) All (i) claims for refunds of Taxes and all other Tax assets for periods prior to the Closing, (ii) Federal and State income tax returns for periods prior to the Closing, and (iii) books and records created for the purpose of complying with Federal and State Tax Laws;
     (i) All data processing equipment, proprietary computer software and Intellectual Property not located at the Hospital utilized in connection with the provision of services by Affiliates of Seller for the benefit of Seller, and all equipment and software listed on Schedule 2.2(i);
     (j) All accounts receivable of Seller, and all rights to payment, whether billed or unbilled, recorded or unrecorded, accrued and existing, whether or not written off, in connection with the operation of the Hospital;
     (k) The names and symbols used in connection with the Hospital and the Purchased Assets which include the name “MedCath” or any variants thereof, or any other names which are proprietary to Seller or its Affiliates, other than “Texsan Heart Hospital;”
     (l) Any proprietary information contained in (i) Seller’s employee or operation manuals or (ii) any films or videos used by Seller for operational or training purposes;
     (m) All intercompany accounts of Seller and its Affiliates;
     (n) All of Seller’s insurance proceeds arising in connection with the operation of the Hospital or the Purchased Assets prior to Closing, except to the extent provided in Section 11.8;
     (o) All assets used by Seller and its Affiliates in rendering corporate services to Seller Affiliates or the Hospital that are located outside the Hospital, except to the extent such assets are reflected in the Baseline Balance Sheet or the Final NWC Calculation;
     (p) Any assets used or operated by MedCath or MC on a company-wide or region-wide basis, unless such assets are reflected in the Baseline Balance Sheet or the Final NWC Calculation;
     (q) To the extent permitted by Sections 7.2 and 7.3 hereof, all assets disposed of or exhausted prior to Closing, including Inventory, prepaid expenses and Furniture and Equipment, except to the extent such assets are included in the determination of the Final NWC Calculation; and

     (r) Seller’s Contracts with the United States government for reimbursement under the Medicare program and TRICARE (and all associated provider numbers) and with the State of Texas for reimbursement under the Medicaid program (and all associated provider numbers).
     2.3 Assumed Liabilities. As of Closing, Buyer agrees to assume the future payment and performance of the following liabilities of Seller and its Affiliates (collectively, the “Assumed Liabilities”):
     (a) all obligations and liabilities that arise or accrue after Closing under the Assumed Contracts;
     (b) the Financing Obligations;
     (c) ad valorem and personal property Taxes payable for the calendar year in which the Closing Date occurs that are prorated as of Closing;
     (d) obligations and liabilities as of the Closing Date in respect of (i) accrued paid time off of Continuing Employees (including employer FICA and any other estimated employer taxes thereon) (the “Accrued PTO”), but only to the extent such Accrued PTO is included in the determination of the Final NWC Calculation; and (ii) the obligations and liabilities assumed by Buyer under Section 10.3 and any related payroll Taxes;
     (e) any state and local transfer, sales and recording fees and similar Taxes which may arise upon the consummation of the transactions contemplated herein (excluding, for the avoidance of doubt, any Taxes measured by income or gain); and
     (f) the Permitted Encumbrances.
     2.4 Excluded Liabilities. Except as expressly provided to the contrary in Section 2.3 with respect to Assumed Liabilities, Buyer is not obligated to pay or assume, and none of the Purchased Assets shall be or become liable for or subject to, any liability of any type or nature, including the following, whether fixed or contingent, recorded or unrecorded, known or unknown (collectively, the “Excluded Liabilities”), which Excluded Liabilities are retained and will be paid or satisfied by Seller:
     (a) current liabilities, accounts payable, long-term liabilities, and all indebtedness and obligations or guarantees of Seller, except to the extent included in the Final Financing Obligations Calculation or the determination of the Final NWC Calculation;
     (b) any obligation or liability accruing or arising as a result of acts or omissions that occurred or failed to occur during the period prior to Closing, including any act or omission arising in connection with (i) any Assumed Contract (other than that which may arise from the failure to obtain the consent of the counter-party thereto of any Assumed Contract), (ii) the operation of the Hospital, including all malpractice and general liability claims, whether or not same are pending, threatened, known or unknown prior to Closing, or (iii) any Governmental Programs or other third-party payor programs, including recoupment of previously paid or reimbursed amounts (including, without limitation, any credit balances owed to patients or their third party payors);
     (c) any obligation or liability accruing, arising out of, or relating to any Excluded Contract;
     (d) (i) any federal, state or local Tax obligations of Seller and its Affiliates in respect of periods (or portions thereof) ending on or prior to Closing, including any income Tax, any franchise Tax, any Tax recapture and any sales and/or use Tax and any payroll or withholding Tax (other than any ad valorem and personal property Taxes that are included in the Final NWC Calculation or prorated as of Closing) and (ii) federal, state or local income Tax obligations or liabilities of Seller and its Affiliates resulting from the consummation of the transactions contemplated by this Agreement;
     (e) any obligation or liability for claims by or on behalf of employees of Seller and its Affiliates relating to periods prior to Closing, including liability for any pension, profit sharing, deferred compensation, or any other employee health and welfare benefit plans, liability for any EEOC claim, wage and hour claim, unemployment compensation claim or workers’ compensation claim, and liability for all employee wages and benefits, including accrued vacation and holiday pay and Taxes or other liability related thereto in respect of employees of Seller and its Affiliates, except to the extent that accruals for such obligations are included in the determination of the Final NWC Calculation;
     (f) any obligation or liability accruing, arising out of, or relating to any federal, state or local investigations of, or claims or actions against, Seller or any of its Affiliates or any of their employees, medical staff, agents, vendors or representatives resulting from acts, omissions or conditions that existed, occurred or failed to occur prior to Closing; and
     (g) any obligation or liability accruing, arising out of or relating to any violation of, or non-compliance with, Law pertaining to the Purchased Assets, the Hospital or the operation thereof, which existed or occurred prior to Closing.
     2.5 Purchase Price. Subject to the terms and conditions hereof, in reliance on the representations and warranties herein set forth and as consideration for the sale and purchase of the Hospital and the Purchased Assets set forth herein, in addition to assuming the Assumed Liabilities, Buyer shall tender to Seller an amount equal to the Final Cash Purchase Price. On the Closing Date, Buyer shall wire transfer an amount equal to the Interim Cash Purchase Price in immediately available federal funds to an account designated by Seller in writing at least two (2) days prior to Closing. The amount of the Interim Cash Purchase Price will be further and finally adjusted and settled after Closing as provided in Section 2.7.
     2.6 Interim Cash Purchase Price. At least five (5) days prior to the Closing Date Seller shall deliver to Buyer (i) the Interim Balance Sheet, (ii) the Interim NWC Calculation, and (iii) the Interim Financing Obligations Calculation. Based upon such exchange of information, the parties shall determine, calculate, and agree, in writing, upon the Interim Cash Purchase Price.
     2.7 Final Cash Purchase Price. Not more than forty-five (45) days after the Closing Date Seller shall deliver to Buyer (i) the Closing Balance Sheet, (ii) the Final NWC Calculation, and (iii) the Final Financing Obligations Calculation, and Buyer shall deliver to Seller a schedule of the Relocation Costs paid or incurred by Buyer through the date of such schedule. Subject to Section 2.8, based upon such exchange of information, the parties shall determine, calculate and agree, in writing, upon the Final Cash Purchase Price.
     2.8 Dispute of Adjustments/Reconciliation of Final Cash Purchase Price. Within thirty (30) days after the date on which Buyer has received the information to be provided by Seller pursuant to Section 2.7, Buyer shall, in a written notice to Seller, either accept or describe in reasonable detail any proposed adjustments to the calculations exchanged and the reasons therefor, and shall include pertinent calculations. If Buyer fails to deliver notice of acceptance or objection to such calculations within such thirty (30) day period, then Buyer shall be deemed to have accepted the calculations presented by Seller. In the event that Buyer and Seller are not able to agree on the Final Cash Purchase Price within thirty (30) days from and after the receipt by Seller of any objections raised by Buyer, Buyer and Seller shall each have the right to require that such disputed determination be submitted to such independent certified public accounting firm as Buyer and Seller may then mutually agree upon in writing for computation or verification in accordance with the provisions of this Agreement. The results of such accounting firm’s report shall be binding upon Buyer and Seller, and such accounting firm’s fees and expenses for each disputed determination shall be borne equally by the parties. Appropriate payment shall be made by Buyer or Seller, as appropriate, by wire transfer of immediately available federal funds promptly upon (and in all events within three (3) business days after) agreement between Seller and Buyer on the Final Cash Purchase Price or determination of the Final Cash Purchase Price in accordance with this Section as follows: either (i) Buyer shall pay Seller the amount by which the Final Cash Purchase Price exceeds the Interim Cash Purchase Price or (ii) Seller shall pay Buyer the amount by which the Interim Cash Purchase Price exceeds the Final Cash Purchase Price. At all reasonable times following delivery by Seller of the information and calculations required by Section 2.7, Seller shall make available to Buyer and its agents all books and records of Seller related to the determination of the Interim Cash Purchase Price and the Final Cash Purchase Price, including all accounting work papers and journal entries underlying the determination of the Interim Cash Purchase Price and the Final Cash Purchase Price or any component thereof. Any amounts due under this Section 2.8 shall bear interest from the Closing Date until paid at a rate equal to the Applicable Rate per annum.
     2.9 Proration. To the extent feasible, at the Closing, Buyer and Seller shall prorate as of the Closing Date, in accordance with their respective obligations herein, any costs or payments relating to the Purchased Assets that relate to periods both before and after Closing which become due and payable after the Closing Date with respect to (i) the Assumed Contracts, (ii) ad valorem or similar Taxes, duties or fees, if any, on the Real Property, (iii) personal property Taxes on the Purchased Assets, and (iv) all utilities servicing the Hospital, including water, sewer, telephone, electricity and gas service, in each case to the extent not included on the determination of the Final NWC Calculation. Any above-described obligations which are not known at least five (5) business days prior to the Closing Date shall be similarly apportioned, subject to the above, and paid by the responsible party as soon as practicable after the Closing.
ARTICLE 3
CLOSING
     3.1 Closing. Subject to the satisfaction or waiver by the appropriate party of all the conditions precedent to Closing specified in Articles 8 and 9, the consummation of the sale and purchase of the Hospital and the Purchased Assets and the other transactions contemplated by and described in this Agreement (the “Closing”) shall take place at the offices of Moore & Van Allen PLLC, Suite 4700, 100 North Tryon Street, Charlotte, North Carolina 28202, not later than the fifth (5th) business day after the conditions set forth in Articles 8 and 9 have been satisfied or waived or at such other date and/or at such other location as the parties hereto may mutually designate in writing (the “Closing Date”). The parties shall use commercially reasonable efforts to cause the conditions set forth in Articles 8 and 9 to be satisfied so that the Closing will occur on December 31, 2010.
     3.2 Actions of Buyer at Closing. At the Closing and unless otherwise waived in writing by Seller, Buyer shall deliver to Seller the following:
     (a) An amount equal to the Interim Cash Purchase Price by wire transfer of immediately available funds to an account designated by Seller;
     (b) One or more Assignments of Contracts and Assumption of Liabilities duly executed by Buyer, pursuant to which Buyer shall assume the future payment and performance of the Assumed Contracts and the Assumed Liabilities;
     (c) Copies of resolutions duly adopted by the governing board of Buyer, authorizing and approving Buyer’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force and effect as of Closing, by the appropriate officers of Buyer;
     (d) A certificate of Buyer certifying that the conditions set forth in Sections 8.1 and 8.3 have been satisfied;
     (e) Certificates of incumbency for the respective officers of Buyer executing this Agreement and any other document contemplated herein dated as of the Closing Date;
     (f) Certificates of existence and good standing of Buyer from its state of organization dated the most recent practical date prior to Closing;
     (g) The Transition Services Agreement, duly executed by Buyer; and

     (h) Such other instruments and documents Seller reasonably deems necessary to effect the transactions contemplated hereby.
     3.3 Actions of Seller at Closing. At the Closing and unless otherwise waived in writing by Buyer, Seller shall deliver to Buyer the following:
     (a) Subject only to the Permitted Encumbrances, deeds containing special warranty of title, duly executed by Seller in recordable form, conveying to Buyer good and marketable fee simple title to the Owned Real Property;
     (b) One or more assignments of lease, duly executed by Seller assigning to Buyer Seller’s interest in the Assumed Contracts relating to any Leased Real Property;
     (c) One or more assignments of lease, duly executed by Seller or one of its Affiliates, assigning to Buyer Seller’s interest as lessor under or sublessor under Assumed Contracts that lease space to third parties;
     (d) One or more Bills of Sale and Assignment, duly executed by Seller transferring to Buyer valid title to all tangible assets which are a part of the Purchased Assets and valid title to all intangible assets which are a part of the Purchased Assets, free and clear of all Encumbrances other than the Assumed Liabilities and the Permitted Encumbrances;
     (e) One or more Assignments of Contracts and Assumption of Liabilities duly executed by Seller, assigning Seller’s interest in the Assumed Contracts to Buyer;
     (f) Copies of resolutions duly adopted by Seller and the General Partner, authorizing and approving Seller’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force and effect as of Closing by an appropriate officer of Seller;
     (g) A certificate of Seller certifying that the conditions set forth in Section 9.1 and Section 9.4 have been satisfied;
     (h) Certificates of incumbency for the respective officers of Seller executing this Agreement and any other document contemplated herein dated as of the Closing Date;
     (i) Certificates of existence and good standing of Seller and the General Partner, from their states of organization dated the most recent practical date prior to Closing;
     (j) A FIRPTA certificate, executed by Seller certifying Seller’s U.S. taxpayer identification number and that Seller is not a foreign Person, within the meaning of Section 1445 of the Code;
     (k) The Transition Services Agreement, duly executed by MedCath; and

     (l) Such other instruments and documents as Buyer reasonably deems necessary to effect the transactions contemplated hereby.
     3.4 Additional Acts. From time to time after Closing, Seller shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as Buyer reasonably may request, to convey and transfer full right, title and interest to, vest in, and place Buyer in legal and actual possession of, any and all of the Purchased Assets. Seller shall also furnish Buyer with such information and documents in its possession or under their control, or which Seller can execute or cause to be executed, as will enable Buyer to prosecute any and all petitions, applications, claims and demands relating to or constituting a part of the Purchased Assets.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
     As of the date hereof and as of the Closing Date (except to the extent any of the following speaks as of a specific date, such as the date hereof), Buyer represents and warrants to Seller the following:
     4.1 Organization, Qualification and Capacity. Buyer is a limited liability limited partnership duly organized and in existence under the Laws of the State of Texas. The execution and delivery by Buyer of this Agreement and the documents described herein, the performance by Buyer of its obligations under this Agreement and the documents described herein and the consummation by Buyer of the transactions contemplated by this Agreement and the documents described herein have been duly and validly authorized and approved by all necessary actions on the part of Buyer, none of which actions have been modified or rescinded and all of which actions remain in full force and effect.
     4.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery and performance of this Agreement and the documents described herein by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement and documents described herein, as applicable:
     (a) are not in contravention or violation of the terms of the certificate of limited partnership or limited partnership agreement of Buyer;
     (b) except as set forth on Schedule 4.2, do not require any material Approval or Permit of, or filing or registration with, or other action by, any Governmental Entity to be made or sought by Buyer or any of its Affiliates; and
     (c) will not conflict in any material respect with, nor result in any material breach or contravention of, any material Contract to which Buyer is a party or by which Buyer is bound.
     4.3 Binding Agreement. This Agreement and all documents to which Buyer or any of its Affiliates will become a party hereunder are and will constitute the valid and legally binding obligations of Buyer and/or such Affiliates and are and will be enforceable against it in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.
     4.4 Sufficient Resources. Buyer has sufficient financial resources, and at the Closing Buyer will possess sufficient funds, to permit Buyer to deliver the Interim Cash Purchase Price in accordance with Section 2.5 and the Final Cash Purchase Price in accordance with Section 2.7, subject to satisfaction of the conditions precedent to Buyer’s obligations to close the transactions contemplated by this Agreement.
     4.5 Litigation. There is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Buyer, threatened in writing against or affecting Buyer that has or would reasonably be expected to have a material adverse effect on the ability of Buyer to perform this Agreement or any aspect of the transactions contemplated hereby.
     4.6 Buyer Acknowledgements.
     (a) Buyer has: (i) such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement, including the purchase of the Hospital and the Purchased Assets and the assumption of the Assumed Liabilities; (ii) the ability to bear the economic risk in connection with the consummation of the transactions contemplated by this Agreement, including a complete loss of future revenue, income or profits related to the Hospital and the Purchased Assets; and (iii) been furnished with and has had access to such information as it has considered necessary to make a determination to execute, deliver and perform its obligations hereunder.
     (b) The decision of Buyer to purchase the Purchased Assets and to assume the Assumed Liabilities has been (i) made voluntarily and of its own accord, based upon, (A) the extensive knowledge and experience of Buyer in financial and business matters relating to owning and operating general acute care hospitals, (B) consultations with advisors of Buyer, and (C) its investigation of the business, assets, risks and prospects of the Hospital and Purchased Assets and (ii) made without relying on any statement (whether oral or written), or any representation or warranty of, Seller or any Affiliate, officer or director of Seller, other than the representations and warranties expressly contained in this Agreement and the other Contracts executed at the Closing in connection herewith.
     4.7 Statements True and Correct. This Agreement and the Schedules prepared by Buyer do not include, as of the date hereof and will not include as of the Closing Date, any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement with respect to Buyer not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
     As of the date hereof and as of the Closing Date (except to the extent any of the following speaks as of a specific date, such as the date hereof), Seller represents and warrants to Buyer the following:
     5.1 Incorporation, Qualification and Capacity. Seller is a limited partnership duly organized and in existence under the Laws of the State of Texas. The General Partner is a corporation duly organized and validly existing under the laws of the State of North Carolina. Seller is duly authorized, qualified to do business and in good standing under all applicable Laws of any Governmental Entity having jurisdiction over the business and operation of the Purchased Assets to own its properties and conduct its business in the place and manner now conducted. The execution and delivery by Seller of this Agreement and the documents described herein, the performance by Seller of its obligations under this Agreement and the documents described herein and the consummation by Seller of the transactions contemplated by this Agreement and the documents described herein have been duly and validly authorized and approved by all necessary limited partnership actions on the part of Seller and by all necessary corporate action on the part of the General Partner, MedCath and MC, none of which actions have been modified or rescinded and all of which actions remain in full force and effect.
     5.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery and performance of this Agreement and the documents described herein by Seller of the transactions contemplated by this Agreement and documents described herein, as applicable:
     (a) are not in contravention or violation of the terms of the limited partnership agreement of Seller;
     (b) except as set forth on Schedule 5.2, do not require any material Approval or Permit of, or filing or registration with, or other action by, any Governmental Entity to be made or sought by Seller or any of its Affiliates; and
     (c) assuming the Approvals and Permits set forth on Schedule 5.2 are obtained, will not conflict in any material respect with, or result in any violation of or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation, acceleration or augmentation of any obligation or to loss of a material benefit under, or result in the creation of any material Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets under (i) any Assumed Contract or (ii) any Law applicable to any of the Purchased Assets; provided that no representation or warranty is given with respect to consents or approvals required to assign any of the Assumed Contracts.
     5.3 Affiliates and Minority Interests. Schedule 5.3 sets forth a true and complete list of (i) any subsidiaries of Seller, (ii) any interest in another Person held by Seller, and (iii) any interest held by others in any of the Purchased Assets.

     5.4 No Outstanding Rights. Except as set forth on Schedule 5.4, there are no outstanding rights (including any rights of first refusal or offer or rights of reverter), options, or Contracts made on Seller’s behalf giving any Person any current or future right to require Seller or any of its Affiliates or, following the Closing Date, Buyer, to sell or transfer to such Person or to any third party any material interest in any of the Purchased Assets. Schedule 5.4 also lists all items of equipment, other than de minimis items of equipment, provided by vendors to the Hospital (and the corresponding contractual arrangements) without a direct allocation of fair market value in consideration of the purchase of goods and supplies by Seller.
     5.5 Binding Agreement. This Agreement and all documents to which Seller will become a party hereunder are and will constitute the valid and legally binding obligations of Seller and are and will be enforceable against it in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.
     5.6 Seller Financial Information.
     (a) Schedule 5.6 hereto contains the following financial statements and financial information (collectively, the “Historical Financial Information”):
     (i) unaudited balance sheets of the Hospital dated as of September 30, 2009 and as of the Baseline Balance Sheet Date (the “Baseline Balance Sheet”); and
     (ii) unaudited statements of operations of the Hospital for the twelve-month period ended on September 30, 2009 and for the nine (9) month period ended on the Baseline Balance Sheet Date.
Except as disclosed on Schedule 5.6, the financial statements included in the Historical Financial Information have been prepared, and the Additional Financial Statements have been and will be prepared, in accordance with GAAP, applied in all material respects on a consistent basis throughout the periods indicated, and Seller has not changed any accounting policy or methodology in determining the obsolescence of inventory throughout all periods presented. Except as set forth on Schedule 5.6, the balance sheets contained in the Historical Financial Information present fairly, and the balance sheets in the Additional Financial Statements present fairly and will present fairly, in all material respects the financial condition of the Hospital as of the dates indicated thereon, and the statements of operations contained in the Historical Financial Information present fairly, and the statements of operations contained in the Additional Financial Statements present fairly and will present fairly, in all material respects the results of operations of the Hospital for the periods covered.
     (b) Except as set forth on Schedule 5.6 and except for (i) liabilities that are disclosed in this Agreement, Contracts entered into in connection herewith and schedules and exhibits hereto and thereto, and (ii) liabilities that were incurred after the Baseline Balance Sheet Date in the ordinary course of business, as of the date hereof, there are no material liabilities of any nature of Seller or any of its Affiliates relating to the Hospital, the Purchased Assets or the Assumed Liabilities that are required in accordance with GAAP to be disclosed on the financial statements of Seller.
     5.7 Permits and Approvals.
     (a) Set forth on Schedule 5.7 is a true and complete description of all material Permits and Approvals currently issued or granted by a Governmental Entity and owned or held by or issued to Seller in connection with the Purchased Assets, and such Permits and Approvals constitute all material Permits and Approvals necessary for the conduct of the business and operation of the Hospital as currently conducted and the use of the Purchased Assets by Seller, all of which are in full force and effect.
     (b) The Hospital is in compliance in all material respects with all Permits and Approvals required by Law. There is not now pending nor, to the knowledge of Seller, threatened in writing any action by or before any Governmental Entity to revoke, cancel, rescind, modify or refuse to renew any of the Permits and Approvals, and all of the material Permits and Approvals are and shall be in good standing now and as of the Closing.
     5.8 Intellectual Property. Except for Intellectual Property constituting Excluded Assets:
     (a) Seller owns, is licensed to use or otherwise possesses all necessary rights to use, all Intellectual Property which is material to the operation of the Hospital as of the Closing Date.
     (b) To the knowledge of Seller, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Seller, any trade secret material to Seller, or any Intellectual Property right of any third party to the extent licensed by or through Seller, by any third party, including any employee or former employee of Seller, relating in any way to any of the Purchased Assets.
     (c) Except with respect to Intellectual Property which by the terms of this Agreement is an Excluded Asset, and except as otherwise set forth on Schedule 5.8, Seller and the Hospital are not nor will be as a result of the execution and delivery of this Agreement or any of the documents described herein or the performance of their obligations under this Agreement or any of the documents described herein, in material breach of any license, sublicense or other Contract relating to the Intellectual Property or the Intellectual Property rights of any third party related to any of the Purchased Assets.
     (d) Except as set forth on Schedule 5.8, neither Seller nor any of its Affiliates has any patents, registered trademarks, registered service marks or registered copyrights related to any of the Purchased Assets. Except as set forth on Schedule 5.17, neither Seller nor any of its Affiliates has been served with process in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party related to any of the Purchased Assets. To the knowledge of Seller, the business of the Hospital does not infringe any Intellectual Property or other proprietary right of any third party. Neither Seller nor any Affiliate of Seller has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or Contract involving Intellectual Property related to any of the Purchased Assets against any third party.
     5.9 Medicare Participation/Accreditation.
     (a) The Hospital is a “provider” with valid and current provider agreements and with one or more provider numbers with the Government Programs. The Hospital is a “provider” with valid and current provider agreements and with one or more provider numbers with TRICARE or its successor programs. Except as set forth on Schedule 5.9, the Hospital is in compliance with the conditions of participation for the Government Programs in all material respects and has received all Approvals or qualifications necessary for capital reimbursement on the Purchased Assets. Seller has timely filed all cost reports that were required to be filed with the Medicare program for all fiscal years through September 30, 2009. Seller has made available to Buyer true and correct copies of Seller’s cost reports for the three (3) most recent fiscal years of Seller. Except as set forth on Schedule 5.9, there is not pending, nor to the knowledge of Seller threatened in writing, any proceeding or investigation under the Government Programs involving Seller or any of the Purchased Assets. Except as disclosed on Schedule 5.9 and except for claims, actions and appeals in the ordinary course of business, there are no material claims, actions or appeals pending before any commission, board or agency, including any fiscal intermediary or carrier, Governmental Entity or the Administrator of the Centers for Medicare & Medicaid Services, with respect to any Government Program cost reports or claims filed on behalf of Seller with respect to the Hospital on or before the date of this Agreement, or any disallowances by any commission, board or agency in connection with any audit of such cost reports. Except as disclosed on Schedule 5.9 and except for those in the ordinary course of business, no validation review or program integrity review (including any recovery audit contract review) related to the Hospital, the operation of the Hospital, or the consummation of the transactions contemplated by this Agreement, has been conducted by any commission, board, agency or Governmental Entity in connection with the Government Programs, and to the knowledge of Seller, no such reviews are scheduled, pending or threatened against or affecting Seller with respect to the Hospital, the operation of the Hospital, or the consummation of the transactions contemplated by this Agreement.
     (b) All billing practices of Seller with respect to the Hospital to all third party payors, including the Government Programs and private insurance companies, have been in material compliance with all applicable Laws, regulations and polices of such third party payors and Government Programs, and except for adjustments and overpayments received in the ordinary course of Seller’s operations, neither Seller nor the Hospital has billed or received any material payment or reimbursement in excess of amounts allowed by Law.
     (c) The Hospital’s accreditation status under The Joint Commission Hospital Accreditation Program is “Accredited.” Seller has made available to Buyer copies of the most recent Joint Commission accreditation survey report and deficiency list for the Hospital, if any, and each plan of correction and related communications (including electronic communications) between the Hospital and The Joint Commission, if any.
     (d) Neither Seller nor any of its Affiliates nor to the knowledge of Seller, any partner, member, director, officer or employee of Seller nor any of its Affiliates, nor any agent acting on behalf of or for the benefit of any of the foregoing, has directly or indirectly in connection with the Hospital: (i) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, medical staff members, contractors or third party payors of Seller or the Hospital in order to obtain business or payments from such Persons except as permitted under applicable Law; or (ii) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, third party payor or any other Person other than in connection with promotional or entertainment activities in the ordinary course of business or otherwise permitted by applicable Law.
     5.10 Regulatory Compliance. Except as set forth on Schedule 5.10, Seller is in compliance in all material respects with all applicable statutes, rules, regulations and requirements of Governmental Entities having jurisdiction over the Hospital and the Purchased Assets and the business operation of the Hospital and the Purchased Assets. Seller has timely filed all material forms, applications, reports, statements, data and other information required to be filed with Governmental Entities.
     5.11 Scheduled Contracts. Attached hereto as Schedule 5.11 is a list of all Contracts to which Seller or any of Seller Affiliates is a party and which are material to the operation of the Hospital (this representation shall not be breached if a De Minimis Contract is not listed on Schedule 5.11), including all provider network agreements, clinical affiliation agreements, medical director agreements, consulting agreements, management services agreements, professional services agreements, transfer agreements, recruitment agreements, employment agreements, real estate lease agreements, personal property lease agreements, supply agreements and software agreements, but excluding all Contracts with managed care organizations, health maintenance organizations, insurers and similar third party payors, all of which are Excluded Contracts. For each Contract listed on Schedule 5.11, Schedule 5.11 clearly identifies those Contracts that are Excluded Contracts and that will not be assumed by Buyer. Contracts which are listed on Schedule 5.11 and not designated therein as an Excluded Contract are referred to herein as the “Scheduled Contracts.” Each Scheduled Contract (i) is valid and existing (or constitutes a month-to-month Contract under which goods or services are being provided after the expiration of its original term), and Seller or the applicable Affiliate of Seller has duly performed in all material respects its obligations under each Scheduled Contract to which it is a party to the extent that such obligations to perform have accrued and (ii) except for any breaches resulting from the failure to obtain the consent of the counterparty thereto to the assignment of same to Buyer, no material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default under any Scheduled Contract by Seller or the applicable Affiliate of Seller or, to the knowledge of Seller, and except as set forth on Schedule 5.11, any other party or obligor with respect thereto, has occurred.
     5.12 Encumbrances; Real Property.
     (a) There are no Encumbrances (other than Permitted Encumbrances) on the Purchased Assets that were created by, through or under Seller or any Affiliate of Seller. Seller owns, and will convey fee simple title in the Owned Real Property, and all buildings and improvements located thereon, to Buyer subject only to (i) any lien for Taxes not yet due and payable, (ii) liens securing the Financing Obligations or the Assumed Liabilities, (iii) any lease obligations, including Seller’s obligations as lessor or landlord under any Scheduled Contract set forth on Schedule 5.11, which are assumed in writing by Buyer, (iv) all Encumbrances listed on Schedule 5.12(a), and (v) all Encumbrances reflected on the Title Commitment described in Section 7.7 and the Survey described in Section 6.3 that are reasonably approved by Buyer and that do not materially interfere with the operations of the Purchased Assets in a manner consistent with the current use by Seller or materially adversely impact the marketability of the Purchased Assets (the foregoing items (i) through (v) being referred to herein as the “Permitted Encumbrances”). Seller agrees that title to the Real Property shall not be altered between the date of this Agreement and Closing in any material respect, except to the extent not restricted by Section 7.2. In the event the Title Commitment is updated, such updated Title Commitment shall be identical in all material respects to the previously issued Title Commitment reflecting the Permitted Encumbrances. In the event any additional matters appear in the updated title commitment, which were not Permitted Encumbrances and were not contained in the original title commitment, such matters, if they are reasonably objected to in writing by Buyer and they materially interfere with the operation of the Purchased Assets in a manner consistent with the current use of the Purchased Assets by Seller or they materially adversely impact the marketability of the Purchased Assets, shall not constitute Permitted Encumbrances; otherwise such matters shall constitute Permitted Encumbrances.
     (b) (i) All buildings and improvements located on the Real Property conform in all material respects with all applicable zoning regulations and building codes; (ii) all of the Real Property is serviced by all necessary utilities, including water, sewage, electricity and telephone, and Seller is not aware of any material inadequacies with respect to such utilities; (iii) to the knowledge of Seller, none of the buildings or improvements on the Real Property is located in a flood hazard area; and (iv) all of the buildings and improvements located on the Real Property are accessible by public roads and, to the knowledge of Seller, no fact or condition exists that would result in the termination of the current access from any building or improvement to any presently existing highways and roads adjoining or situated on the Real Property.
     (c) The Real Property comprises all of the real property owned or leased by Seller that is associated with or employed in the operation of the Hospital or that is owned by any Seller Affiliate or Affiliate of MC or MedCath and that is located within a twenty-five (25) mile radius of the Hospital.

     5.13 Personal Property. Seller presently owns and will hold on the Closing Date good title to all tangible personal property assets and valid title to all intangible assets included in the Purchased Assets free and clear of all Encumbrances, except Permitted Encumbrances and rights of owners under Assumed Contracts or under leases or licenses of assets leased or licensed in the ordinary course of business.
     5.14 Insurance. Schedule 5.14 sets forth a true and complete list of all insurance policies or self insurance funds maintained by Seller as of the date of this Agreement covering the ownership and operation of the Purchased Assets or the Hospital, indicating the types of insurance, policy numbers, terms, identity of insurers and amounts and coverages (including applicable deductibles). Seller has one or more “business interruption” insurance policies in customary form and amount covering the Hospital (which coverage includes post-Closing operations by Buyer), and proceeds of such policies after the Closing with respect to insured events occurring prior to Closing are assignable to Buyer. All of such policies are now and will be until the Closing in full force and effect on an occurrence basis (with the exception of the Hospital’s professional liability insurance, pollution liability insurance, employment practices liability insurance, directors and officers liability insurance and fiduciary liability insurance, all of which are on a claims made basis, and crime liability insurance which is on a discovery basis) with no premium arrearages. Such policies of insurance shall not be assigned to Buyer as part of the Purchased Assets and Buyer acknowledges that all of the coverages listed on Schedule 5.14 with respect to the Purchased Assets will cease on the Closing Date.
     5.15 Employee Benefit Plans.
     (a) Schedule 5.15 contains a true and complete list of all the following agreements, plans or other Contracts, covering any employee of the Hospital, which are presently in effect: (i) employee benefit plans within the meaning of Section 3(3) of ERISA, and (ii) any other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which Seller currently sponsors, or to which Seller has any outstanding present or future obligations to contribute or other liability, whether voluntary, contingent or otherwise (collectively, the “Plans”). None of the Plans provide any post-employment medical or similar benefits except to the extent required by applicable Law.
     (b) The Purchased Assets are not, and Seller does not reasonably expect them to become, subject to an Encumbrance imposed under the Code or under Title I or Title IV of ERISA including liens arising by virtue of Seller being a member of an ERISA Controlled Group.
     (c) Neither Seller nor any member of Seller’s ERISA Controlled Group has sponsored, contributed to or had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Section 4001(a)(3) or 3(37)(A)) on or after September 26, 1980, on behalf of any employees of the Hospital.
     (d) Neither Seller nor any member of Seller’s ERISA Controlled Group has at any time sponsored or contributed to a “single employer plan” (as defined in ERISA Section 4001(a)(14)) to which at least two or more of the “contributing sponsors”

(as defined in ERISA Section 4001(a)(13)) are not members of the same ERISA Controlled Group.
     (e) Except as set forth on Schedule 5.15, there are no material actions, audits or claims pending or, to Seller’s knowledge, threatened in writing against Seller with respect to Seller’s maintenance of the Plans, other than routine claims for benefits.
     (f) Seller and each member of Seller’s ERISA Controlled Group have complied in all material respects with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, ERISA Sections 601 through 608 and Section 5000 of the Code.
     (g) All of Seller’s Plans that are intended to satisfy Section 401 of the Code (“Retirement Plans”) from which assets may be involved in a “direct rollover” (as defined in Section 401(a)(31) of the Code) to an employee benefit plan maintained by Buyer have complied with the requirements of Section 401(a) of the Code.
     5.16 Hospital Employees and Employee Relations.
     (a) Except as set forth on Schedule 5.16(a), (i) there is no pending or, to Seller’s knowledge, threatened in writing employee strike, work stoppage or labor dispute, (ii) to Seller’s knowledge, no union representation question exists with respect to any Hospital Employees, no demand has been made for recognition by a labor organization by or with respect to any Hospital Employees, no union organizing activities by or with respect to any Hospital Employees are taking place, and none of the Hospital Employees is represented by any labor union or organization, (iii) no collective bargaining agreement exists or is currently being negotiated by Seller or any Seller Affiliate, (iv) there is no unfair labor practice claim against Seller or any Seller Affiliate before the National Labor Relations Board, or any strike, dispute, slowdown, or stoppage pending or, to Seller’s knowledge, threatened in writing against or involving the Hospital and none has occurred, (v) Seller is in compliance in all material respects with all Laws and Contracts respecting employment and employment practices, labor relations, terms and conditions of employment, and wages and hours, (vi) neither Seller nor any Seller Affiliate is engaged in any unfair labor practices, (vii) there are no pending or, to Seller’s knowledge, threatened complaints or charges before any Governmental Entity regarding employment discrimination, safety or other employment-related charges or complaints, wage and hour claims, unemployment compensation claims, workers’ compensation claims or the like and (viii) except as otherwise provided in this Agreement, neither Buyer nor any Affiliate of Buyer will be subject to any claim or liability for severance pay as a result of the consummation of the transactions contemplated by this Agreement through the Closing.
     (b) At a time mutually agreed upon by the parties after the date hereof, Seller shall deliver to Buyer Schedule 5.16(b), which Schedule will set forth a list of all of the employees of Seller and each other Seller Affiliate who works primarily or exclusively for the benefit of the business conducted at the Hospital (the “Hospital Employees”) as of the date of such Schedule and the following information for each Hospital Employee:

current salary or wage rate, accrued paid time off, periods of service, date of hire, department and job title or other summary of the responsibilities as well as an indication as to whether such Hospital Employee is part-time, full-time or on a leave of absence and the type of leave; provided, that salary and wage rate information may be excluded from Schedule 5.16(b) so long as Seller delivers a true and correct schedule of such salary and wage rate information to Buyer concurrently with the delivery of Schedule 5.16(b) to Buyer..
     5.17 Litigation or Proceedings.
     (a) Schedule 5.17 contains an accurate list and summary description of all litigation and proceedings which are currently pending with respect to the Hospital, the Purchased Assets or the business conducted thereon to which Seller is a party. Except to the extent set forth on Schedule 5.17, there are no material claims, actions, suits, audits, compliance reports or information requests, proceedings or investigations pending, or to the knowledge of Seller, threatened in writing against or affecting Seller or the Purchased Assets or the business conducted thereon.
     (b) Other than as set forth on Schedule 5.17, Seller is not subject to any outstanding judgment, order or decree with respect to the Purchased Assets and is not a party to any settlement agreement that requires Seller to perform current or future obligations.
     (c) There is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Seller, threatened in writing against or affecting Seller that has or would reasonably be expected to have a material adverse effect on Seller’s ability to perform this Agreement or any aspect of the transactions contemplated hereby.
     5.18 Tax Matters. Except as set forth on Schedule 5.18:
     (a) All federal, state, county and local income, franchise, margin, payroll, withholding, property, sales, use and all other taxes, penalties, interest and any other statutory additions (“Taxes”) due from Seller have been paid when due.
     (b) There are no Tax liens on any of the Purchased Assets other than liens for Taxes not yet due and payable.
     (c) Proper and accurate amounts have been withheld by Seller in compliance with the payroll Tax and other withholding provisions of all applicable Laws, and all of such amounts have been timely remitted to the proper taxing authority.
     5.19 Environmental Matters. Except as set forth on Schedule 5.19 or in any environmental report listed therein:
     (a) Seller is in material compliance with, and the Real Property and all improvements on the Real Property are in material compliance with, all Environmental Laws.

     (b) There are no pending or, to the knowledge of Seller, threatened in writing actions, suits, orders, claims, legal proceedings or other proceedings based on any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Entity or any other Person with respect to the Real Property.
     (c) No Encumbrance in favor of any Person relating to or in connection with any claim under any Environmental Law has been filed or has attached to the Real Property, other than Permitted Encumbrances.
     (d) Seller has been duly issued, and currently has and will maintain through the Closing Date, all material Approvals and Permits required under any Environmental Law with respect to the Hospital. A true and complete list of such Approvals and Permits, all of which are valid and in full force and effect, is set forth in Schedule 5.19. Seller is in material compliance with, and the Real Property and all improvements on the Real Property are in material compliance with, all Approvals and Permits. Except in accordance with such Approvals and Permits, there has been no release of material regulated by such Approvals and Permits at, on, under, or from the Real Property in violation of Environmental Laws.
     (e) Seller has operated, and the Real Property contains, no underground improvements, including treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials, and Seller has not used any portion of the Real Property as a dump or landfill.
     The representations set forth in this Section 5.19 are the sole representations of Seller with respect to environmental matters, Environmental Conditions, Hazardous Materials and compliance with Environmental Law.
     5.20 Absence of Changes. Except as set forth in Schedule 5.20, between the Baseline Balance Sheet Date and the date hereof, there has not been any transaction or occurrence in which Seller or any Seller Affiliate, in connection with the Hospital and Purchased Assets, has:
     (a) suffered any material damage, destruction or loss with respect to or affecting any of the Purchased Assets;
     (b) sold, transferred or otherwise disposed of any of the Purchased Assets, except for the assets described on Schedule 5.20(b) hereto and except in the ordinary course of business with, if required to operate the Hospital in accordance with prior practice, comparable replacement thereof;
     (c) granted or incurred any obligation for any increase in the compensation of any employee who is employed at the Hospital (including any increase pursuant to any Plans or other commitment), except in the ordinary course of business;
     (d) written down or written up in any material amount the value of any Inventory (including write-downs by reason of shrinkage or markdowns), except for write-downs, write-ups, and write-offs in the ordinary course of business;

     (e) made any change in any method of accounting or accounting principle, practice or policy; or
     (f) agreed, so as to legally bind Buyer or affect the Purchased Assets, whether in writing or otherwise, to take any of the actions set forth in this Section 5.20 and not otherwise permitted by this Agreement.
     5.21 Medical Staff Matters. Seller has delivered or made available to Buyer correct and complete copies of the bylaws and rules and regulations of the medical staff of the Hospital. With regard to the medical staff of the Hospital, Seller has provided, subject to confidentiality obligations, information regarding (i) all currently ongoing investigations, fair hearing procedures or other corrective actions involving any medical staff member, (ii) all pending or, to the knowledge of Seller, threatened disputes with applicants, staff members or allied health professionals, and (iii) all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken. Subject to the provisions of Section 7.1(b), Seller has provided Buyer with a written description of all adverse actions taken against medical staff members or applicants which could result in claims or actions against Seller.
     5.22 WARN Act. At least five (5) days prior to Closing, Seller shall deliver to Buyer a Schedule listing the full name, job title, job site and unit, date of Employment Loss, and type of Employment Loss (termination, layoff or reduction in work hours) of each employee of Seller and its Affiliates employed at the Hospital who has experienced an Employment Loss in the ninety (90) days preceding the date of such Schedule. For purposes of this Section, “employee” shall mean any employee, including officers, managers and supervisors, but excluding employees who are employed for an average of fewer than twenty (20) hours per week or who have been employed for fewer than six (6) of the preceding twelve (12) months. Except as set forth in this Agreement, Seller does not presently intend to take any action that would result in an Employment Loss by any employee of Seller or any Seller Affiliates employed at the Hospital between the date of this Agreement and the Closing Date.
     5.23 Sufficiency of Purchased Assets. Except for the Excluded Assets and for the services to be provided by Seller and its Affiliates pursuant to the Transition Services Agreement, the Purchased Assets constitute, in the aggregate, all the assets and property used by Seller in connection with the operation of the Hospital as currently conducted in all material respects.
     5.24 Statements True and Correct. This Agreement and the Schedules prepared by Seller do not include, as of the date hereof and will not include as of the Closing Date, any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement with respect to Seller and the Purchased Assets not misleading.

ARTICLE 6
COVENANTS OF BUYER
     6.1 Notification of Certain Matters. At any time from the date of this Agreement to the Closing Date, Buyer shall give prompt written notice to Seller of (i) the occurrence, or failure to occur, of any event that has caused any representation or warranty of Buyer contained in this Agreement to be untrue in any material respect and (ii) any failure of Buyer to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances.
     6.2 Approvals. Between the date of this Agreement and the Closing Date, Buyer will (i) take all reasonable steps to obtain, as promptly as practicable, all Approvals and Permits of any Governmental Entities required of either party to consummate the transactions contemplated by this Agreement and Seller will reasonably cooperate with Buyer in those efforts and (ii) provide such other information and communications to any Governmental Entity as may be reasonably requested. Seller understands and acknowledges that it is the intent of Buyer to cause the operations, hospital licensure and Medicare certification of Methodist Hospital, a general acute care hospital that is owned and operated by Buyer (“Methodist Hospital”), to be expanded to encompass and include the Purchased Assets. To this end, Buyer and its Affiliates will use commercially reasonable efforts to obtain all necessary Approvals of Governmental Entities to accomplish such expansion of the operations, hospital licensure and Medicare certification of Methodist Hospital to encompass and include the Purchased Assets.
     6.3 Survey. Between the date of this Agreement and the Closing Date, Buyer will obtain a current as-built survey of the Owned Real Property (the “Survey”). The Survey shall meet the requirements of ALTA/ASCM survey and otherwise be in form and detail reasonably satisfactory to Buyer. The Survey shall be certified to Buyer, Seller and the Title Company. The Survey shall be issued jointly to Buyer and Seller and each of Buyer and Seller shall have equal rights thereto. The cost of the Survey shall be equally borne by Buyer and Seller.
     6.4 HSR Act Filings.
     (a) Within fifteen (15) business days following the date hereof or on such other date as the parties may agree, Buyer shall make such premerger filings with the FTC and the Justice Department as may be required under the HSR Act, concerning the transactions contemplated by this Agreement. From the date of such filing until the Closing Date, Buyer shall file all reports or other documents required or requested by the FTC or the Justice Department under the HSR Act or otherwise and will comply promptly with any requests by the FTC or the Justice Department for additional information concerning the transactions described herein, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. Buyer agrees to take all commercially reasonable actions necessary to insure that the waiting period imposed under the HSR Act terminates or expires prior to thirty (30) days after the date of making such premerger filings. Without limiting the foregoing, Buyer agrees to use commercially reasonable efforts to cooperate with Seller and oppose any preliminary injunction sought by any Governmental Entity preventing the consummation of the transactions contemplated by this Agreement.
     (b) Buyer shall cause its counsel to furnish to Seller such necessary information and reasonable assistance as Seller may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of the HSR Act. Buyer will cause its counsel to deliver to Seller’s counsel copies of all correspondence, filings or written communications by Buyer or its Affiliates with any Governmental Entity or staff members thereof, with respect to the transactions contemplated by this Agreement, except for (i) information that is not pertinent to such filing or submission or that is not customarily exchanged between parties making such a filing or their counsel, including documents filed pursuant to Item 4(c) of the Hart-Scott-Rodino Notification and Report Form or communications regarding such documents or (ii) information submitted in response to any request for additional information or documents pursuant to the HSR Act which reveal the negotiating objectives or strategies or purchase price expectations of Buyer.
     (c) Buyer shall pay one-half of all application fees required in connection with any filings required under the HSR Act.
ARTICLE 7
COVENANTS OF SELLER
     7.1 Information.
     (a) Between the date of this Agreement and the Closing Date, to the extent permitted by Law, Seller shall afford to the authorized representatives and agents of Buyer reasonable access to and the right to inspect the plants, properties, books and records of Seller relating to the Purchased Assets, and will furnish Buyer with such additional financial and operating data and other information as to the business and properties of Seller relating to the Purchased Assets as Buyer may from time to time reasonably request; provided, however, that Buyer may not conduct invasive environmental, health or safety investigations of the Real Property or at the Hospital or of the Purchased Assets, including any sampling or testing of soils, surface water, groundwater, ambient air, or improvements at, on or under Real Property, or sampling or testing of the Hospital or the Purchased Assets, without Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed. Any environmental assessments or reports prepared by or on behalf of Buyer with respect to the Real Property, the Hospital or the Purchased Assets shall be issued jointly to Buyer and Seller and each of Buyer and Seller shall have equal rights thereto. The right of access and inspection of Buyer shall be made in such a manner as not to interfere unreasonably with the operation of the Hospital or the Purchased Assets. In this regard, Buyer agrees that such inspection shall not take place, and no employees or other personnel at the Hospital shall be contacted by the representatives of Buyer, without first coordinating such contact or inspection with a representative of Navigant Capital Advisors, LLC.

     (b) Notwithstanding the foregoing, Buyer understands that (i) Seller will reasonably establish procedures in order to protect documents and information deemed by Seller in good faith to be market sensitive or competitive in nature, (ii) litigation and other materials (including internal/external legal audit letters, PRO information, National Practitioner Data Bank reports, quality review information and other physician specific confidential information and information subject to confidentiality requirements of Law) that are deemed privileged or confidential by Seller will not be made available to Buyer, and (iii) Seller shall not be obligated to generate or produce information in any prescribed format not customarily produced by Seller.
     (c) Buyer hereby agrees to indemnify and hold harmless Seller against any loss, liability, damages, costs or expenses including reasonable attorneys’ fees, incurred by Seller as a result of the exercise of the right of inspection related to physical assets granted to Buyer under this Section 7.1; provided, however, that such indemnification obligations shall exclude any claim, costs, expenses and liabilities arising out of (i) the discovery of any Hazardous Materials resulting from such investigations, which Hazardous Materials were in, on, or under the Real Property prior to such investigations and (ii) the negligence of Seller or Seller’s agents or representatives. Buyer acknowledges and agrees that any such physical inspection conducted by Buyer or its agents and representatives shall be solely at the risk of Buyer.
     7.2 Operations. From the date hereof until the Closing Date, except as set forth in Schedule 7.2, Seller shall with respect to the Purchased Assets (unless prior written consent of Buyer is received which will not be unreasonably withheld):
     (a) carry on its business related to the Purchased Assets in substantially the same manner as it has heretofore and not make any material change in personnel, operations, finance, accounting policies, or the Purchased Assets other than in the ordinary course of business; provided, however, that Seller shall not make any bulk purchases of Inventory; provided, further, that if the Closing Date is not on or before December 31, 2010, Seller, with the prior written consent of Buyer, which consent shall not be unreasonably withheld, may make bulk purchases of Inventory in the ordinary course of business consistent with past practices;
     (b) use its commercially reasonable efforts to maintain the Purchased Assets and all parts thereof in as good working order and condition as at present, ordinary wear and tear excepted;
     (c) use its commercially reasonable efforts to keep all Assumed Contracts in full force and effect and to perform in all material respects all of its obligations under Assumed Contracts relating to or affecting the Purchased Assets and the Hospital’s business and operation;
     (d) use its commercially reasonable efforts to keep in full force and effect present insurance policies or other comparable insurance on the Purchased Assets;

     (e) use its commercially reasonable efforts to maintain and preserve its business organization with respect to the Hospital intact, retain its present employees at the Hospital and maintain its relationship with physicians, medical staff, suppliers, customers and others having business relations with the Hospital;
     (f) permit and allow reasonable access by Buyer to make offers of post-Closing employment to any of Seller’s personnel and to establish relationships with physicians, medical staff and others having business relations with Seller; provided that Buyer shall have complied with the terms of Section 7.1 in connection with such access;
     (g) use its commercially reasonable efforts to render title to the Purchased Assets free and clear of all Encumbrances (except for the Permitted Encumbrances), and to cooperate with Buyer to obtain appropriate Approvals from all Governmental Entities necessary for the assignment of the Purchased Assets and consummation of the transactions contemplated by this Agreement;
     (h) comply in all material respects with all Laws applicable to the conduct of the business and operation of the Hospital;
     (i) maintain in all material respects the levels and quality of Inventory existing on the date hereof and not make any bulk purchases of Inventory; provided, however, that if the Closing Date is not on or before December 31, 2010, Seller, with the prior written consent of Buyer, which consent shall not be unreasonably withheld, may make bulk purchases of Inventory in the ordinary course of business consistent with past practices;
     (j) continue to pay accounts payable with respect to the Hospital in the ordinary course of business;
     (k) use its commercially reasonable efforts to maintain all Approvals and Permits relating to the Hospital, the Purchased Assets and the Assumed Liabilities in good standing;
     (l) make routine capital expenditures in the ordinary course of business consistent with historical practices, which shall include, without limitation, (i) upgrades to the Hospital’s laboratory recommended by The Joint Commisiion, (ii) upgrades to, or replacement of, cabinets provided by Omnicell, Inc. and (iii) replacement of certain hemotology analyzers, the need for each of which is generally described on Schedule 7.3; and
     (m) fulfill any requirements established by The Joint Commission to maintain the Hospital’s “Accredited” status under The Joint Commission’s Hospital Accreditation Program.
     7.3 Negative Covenants. From the date hereof to the Closing Date, except as set forth in Schedule 7.3, neither Seller nor any Seller Affiliate will, with respect to the business or operation of the Hospital or otherwise regarding the Purchased Assets, without the prior written consent of Buyer, which will not be unreasonably withheld, conditioned or delayed:

     (a) enter into any Contract, or incur or agree to incur any liability, except for Contracts and liabilities that can be terminated without cause or penalty within ninety (90) days following Closing without the expenditure of more than $25,000 within such ninety (90) period;
     (b) increase compensation or benefits payable or to become payable or make a bonus payment to or otherwise enter into one or more bonus Contracts with any employee or agent or under any personal services Contract, except in the ordinary course of business in accordance with existing personnel policies or to induce employees to remain through the Closing; provided, however, that notwithstanding the foregoing Seller may not generally increase rates of compensation in order to induce employees to remain through Closing;
     (c) sell, assign or otherwise transfer or dispose of any material Purchased Assets, except in the ordinary course of business with, if required to operate the Hospital in accordance with prior practice, adequate replacement thereof;
     (d) (i) amend, modify or terminate any Assumed Contract, provided that Seller or a Seller Affiliate shall have the right to amend or modify an Assumed Contract to extend such Assumed Contract so long as such Assumed Contract as extended can be terminated without cause or penalty within ninety (90) days following Closing without the expenditure of more than $25,000 within such ninety (90) day period; (ii) by action or inaction, abandon, terminate, cancel, forfeit, waive or release any material rights of Seller, in whole or in part, with respect to the Purchased Assets or encumber any of the Purchased Assets, except for Permitted Encumbrances; or (iii) settle any dispute or threatened dispute with any Governmental Entity regarding the Purchased Assets in a manner that materially and adversely affects Buyer;
     (e) except for the Permitted Encumbrances, create, assume or permit to exist any new material Encumbrance upon any of the Purchased Assets; and
     (f) take any other action materially outside the ordinary course of business except as otherwise permitted hereunder.
     7.4 Notification of Certain Matters. At any time from the date of this Agreement to the Closing Date, Seller shall give prompt written notice to Buyer of (i) the occurrence, or failure to occur, of any event that has caused any representation or warranty of Seller contained in this Agreement to be untrue in any material respect, (ii) any material and adverse change to any of the Purchased Assets and (iii) any failure of Seller to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances.
     7.5 Additional Financial Information. Seller has delivered to Buyer copies of the unaudited balance sheets and the related unaudited statements of operations relating to the Hospital for the months of May, June and July, 2010, and within fifteen (15) days following the end of each calendar month prior to the Closing Date, Seller will deliver to Buyer copies of the unaudited balance sheet and the related unaudited statement of operations relating to the Hospital for each month then ended (all such financial statements are referred to herein as the “Additional Financial Statements”).
     7.6 No-Shop Clause. From and after the date of the execution and delivery of this Agreement by Seller until the earlier of Closing or the termination of this Agreement, Seller shall not (and will not permit any Affiliate or any other Person acting for or on behalf of Seller or any of its Affiliates), without the prior written consent of Buyer (i) offer for lease or sale its material assets (or any material portion thereof) or any ownership interest in any entity owning any of the Purchased Assets; (ii) solicit offers to lease or buy all or any material portion of its assets or any ownership interest in any entity owning any of the Purchased Assets; (iii) hold discussions with any party (other than Buyer) looking toward such an offer or solicitation or looking toward a merger or consolidation of Seller; (iv) enter into any agreement with any party (other than Buyer) with respect to the lease, sale or other disposition of its assets (or any material portion thereof) or any ownership interest Seller or with respect to any merger, consolidation or similar transaction involving Seller; or (v) furnish or cause to be furnished any information with respect to Seller or its assets to any Person that Seller or such Affiliate or any such Person acting for or on their behalf knows or has reason to believe is in the process of considering any such acquisition, merger, consolidation, combination or reorganization, provided the foregoing shall not prevent MC or Persons acting for or on its behalf from including any information it deems required by Law in any of its filings with the Securities and Exchange Commission. Nothing in this Section 7.6, however, shall apply to or otherwise restrict any actions, negotiations or agreements in respect of any transaction involving a sale of equity, merger, combination, a sale of all or substantially all of its assets or similar transaction involving MC and any other Person, so long as such transaction does not affect the obligations and duties of Seller or the rights of Buyer under this Agreement.
     7.7 Title Policy. Seller shall cooperate with Buyer to cause the Title Company to issue and deliver to Buyer, prior to Closing, a commitment from the Title Company to issue an ALTA owner’s policy of title insurance, Form B, with extended coverage, for the Owned Real Property, together with improvements, buildings and fixtures thereon, in amounts equal to the reasonable value assigned to such Owned Real Property by the parties and in the customary form prescribed for use in the State of Texas, but with any mandatory arbitration provision deleted therefrom (unless such deletion would not be customary under local practice) (the “Title Commitment”). The Title Commitment will provide for the issuance of a title insurance policy (or policies) to Buyer, effective as of Closing, which policies shall insure good and indefeasible fee simple title to Owned Real Property subject only to Permitted Encumbrances. Seller agrees to deliver any information as may be reasonably required by the Title Company under the requirements section of the Title Commitment or otherwise in connection with the issuance of a title insurance policy to Buyer and the Title Company. Seller also agrees to provide an affidavit of title and/or such other information as the Title Company may reasonably require in order for the Title Company to insure over the “gap” (i.e., the period of time between the effective date of the Title Company’s last bringdown of title to such Owned Real Property and the Closing Date) and to use commercially reasonable efforts to cause the Title Company to delete all standard exceptions from the final title insurance policy. The cost of the title policy referenced in this Section 7.7 shall be equally borne by Buyer and Seller.

     7.8 HSR Act Filings.
     (a) Within fifteen (15) business days following the date hereof or on such other date as the parties may agree, Seller shall make such premerger filings with the FTC and the Justice Department as may be required under the HSR Act, concerning the transactions contemplated by this Agreement. From the date of such filing until the Closing Date, Seller shall file all reports or other documents required or requested by the FTC or the Justice Department under the HSR Act or otherwise and will comply promptly with any requests by the FTC or the Justice Department for additional information concerning the transactions described herein, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. Seller agrees to take all commercially reasonable actions necessary to insure that the waiting period imposed under the HSR Act terminates or expires prior to thirty (30) days after the date of making such premerger filings. Without limiting the foregoing, Seller agrees to use commercially reasonable efforts to cooperate with Buyer and oppose any preliminary injunction sought by any Governmental Entity preventing the consummation of the transactions contemplated by this Agreement.
     (b) Seller shall cause its counsel to furnish Buyer such necessary information and reasonable assistance as Buyer may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of the HSR Act. Seller will cause its counsel to deliver to counsel for Buyer copies of all correspondence, filings or written communications by Seller or its Affiliates with any Governmental Entity or staff members thereof, with respect to the transactions contemplated by this Agreement, except for (i) information that is not pertinent to such filing or submission or that is not customarily exchanged between parties making such a filing or their counsel, including documents filed pursuant to Item 4(c) of the Hart-Scott-Rodino Notification and Report Form or communications regarding such documents or (ii) information submitted in response to any request for additional information or documents pursuant to the HSR Act which reveal Seller’s negotiating objectives or strategies or purchase price expectations.
     (c) Seller shall pay one-half of all application fees required in connection with any filings required under the HSR Act.
     7.9 Approvals. Between the date of this Agreement and the Closing Date, Seller will (i) cooperate with Buyer and take all reasonable steps to assist Buyer to obtain, as promptly as practicable, all Approvals and Permits of any Governmental Entities required to consummate the transactions contemplated by this Agreement (including any necessary Approvals of Governmental Entities required in connection with the Buyer’s expansion of the operations, hospital licensure and Medicare certification of Methodist Hospital to encompass and include the Purchased Assets) and (ii) provide such other information and communications to any Governmental Entity as may be reasonably requested.
     7.10 Fence Encroachments. The Survey indicates that a fence on the perimeter of the Owned Real Property encroaches on to the Owned Real Property and on to contiguous parcels of real property. Prior to Closing, either Seller shall have relocated the fence to the perimeter lines of the Owned Real Property as described in the Survey so as to eliminate any encroachments or shall have entered into boundary line agreements, in form and substance reasonably satisfactory to Buyer, with each owner of a contiguous parcel of real property that is affected by the fence.
ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
     The obligations of Seller hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Seller:
     8.1 Compliance With Covenants. Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; provided that this condition will be deemed to be satisfied unless both (i) Buyer was given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within fifteen (15) days after receipt of such notice and (ii) the respects in which such covenants and obligations have not been performed have had a material adverse effect on the ability of Buyer to timely consummate the transactions described herein.
     8.2 Action/Proceeding. No court or any other Governmental Entity shall have issued an order restraining or prohibiting the transactions herein contemplated; and no Governmental Entity with jurisdiction over the Hospital shall have commenced or threatened in writing to commence any action or suit before any court of competent jurisdiction or other Governmental Entity that seeks to restrain or prohibit the consummation of the transactions herein contemplated.
     8.3 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement that are qualified by any type of materiality standard shall be true in all respects, and the representations and warranties of Buyer that are not so qualified shall be true in all material respects, when made and as of the Closing Date, as though such representations and warranties had been made as of the Closing Date (unless made only as of a specific date in which case they shall be true as of such date); provided, however, that this condition will be deemed to be satisfied unless any breaches of representations and warranties by Buyer have had a material adverse effect on the ability of Buyer to timely consummate the transactions described herein.
     8.4 HSR Act Waiting Period. Seller shall have complied with all waiting periods under the HSR Act.
     8.5 Purchase Price/Closing Documents. Buyer shall have tendered the Interim Cash Purchase Price to Seller and shall have executed and delivered to Seller all of the documents, agreement and certificates required to be executed or delivered by Seller pursuant to any term of this Agreement.

     8.6 MC Shareholder Approval. In the event that the Closing does not occur on or before December 31, 2010 as a result of any action, or requests for additional information, by the FTC or the Justice Department under the HSR Act concerning the transactions described herein, then, if MC determines, based upon advice of counsel, that approval by its shareholders is required with respect to the transactions described herein, MC shall file a preliminary proxy with the Securities Exchange Commission (the “SEC”), which proxy shall, inter alia, request and recommend approval by the shareholders of MC of the transactions described herein, and may, in MC’s sole discretion, request and recommend approval by the shareholders of MC of additional transactions. MC shall respond as expeditiously as reasonably possible to any comments from the SEC. Upon clearance by the SEC, MC shall deliver the proxy to its shareholders and call a meeting of MC shareholders. MC shall use its commercially reasonable efforts to cause the the meeting date specified in the proxy to occur on or prior to March 31, 2011. In the event that such shareholder meeting date is scheduled for a date which is after the Outside Date, Seller shall not be entitled to exercise its rights under Section 11.2(a)(ii) hereof.
ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
     The obligations of Buyer hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Buyer:
     9.1 Compliance with Covenants. Seller shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; provided that this condition will be deemed to be satisfied unless both (i) Seller was given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within fifteen (15) days after receipt of such notice and (ii) the respects in which such covenants and obligations have not been performed have had or are reasonably likely to have a Material Adverse Effect.
     9.2 Pre-Closing Confirmations. Buyer shall have
     (a) obtained reasonable assurances that following Closing, Buyer will receive all required Approvals and Permits (which Approvals and Permits shall be effective as of Closing) from all Governmental Entities whose approval is required to consummate the transactions herein contemplated and to expand the operations, hospital licensure and Medicare certification of Methodist Hospital to encompass and include the Purchased Assets so that the Purchased Assets are operated under the hospital licensure and Medicare certification of Methodist Hospital as of the Closing, except for any such Approvals and Permits the failure of which to obtain would not have or be reasonably likely to have a material adverse effect on Buyer or the Purchased Assets; and
     (b) complied with all waiting periods under the HSR Act.
     9.3 Action/Proceeding. No court or any other Governmental Entity shall have issued an order restraining or prohibiting the transactions herein contemplated; and no Governmental

Entity with jurisdiction over the Hospital shall have commenced or threatened in writing to commence any action or suit before any court of competent jurisdiction or other Governmental Entity that seeks to restrain or prohibit the consummation of the transactions herein contemplated or otherwise seeks a remedy which would materially and adversely affect the ability of Buyer to enjoy the use and enjoyment of the Purchased Assets.
     9.4 Representations and Warranties. The following representations and warranties shall be true and correct in all material respects (unless such representation and warranty is qualified by any type of materiality standard, in which case such representation and warranty must be true and correct in all respects) on the Closing Date: (i) the first sentence of Section 5.9(a), (ii) Section 5.12 and (iii) Section 5.13. All other representations and warranties of Seller contained in this Agreement that are qualified by any type of materiality standard shall be true in all respects, and all other representations and warranties of Seller that are not so qualified shall be true in all material respects, when made and as of the Closing Date, as though such representations and warranties had been made as of the Closing Date (unless made only as of a specific date in which case they shall be true as of such date); provided, however, that this condition will deemed to be satisfied unless any breaches of such representations or warranties individually or in the aggregate (other than with respect to the representations and warranties set forth in (x) the first sentence of Section 5.9(a), (y) Section 5.12 and (z) Section 5.13, all of which must be true and correct as provided in the first sentence of this Section) have had or are reasonably likely to have a Material Adverse Effect. In the event that there are breaches of representations and warranties made by Seller hereunder that have not had or are not reasonably likely to have a Material Adverse Effect (other than with respect to the representations and warranties set forth in (x) the first sentence of Section 5.9(a), (y) Section 5.12 and (z) Section 5.13, all of which must be true and correct as provided in the first sentence of this Section) (i) Buyer shall not be excused from performance hereunder as a result of such breaches and shall be obligated to complete the transaction described herein, and (ii) Buyer shall not assert the breach of such representations and warranties as a basis for not consummating the transaction contemplated by this Agreement.
     9.5 Transition Services Agreement. Buyer and MedCath shall have entered into the Transition Services Agreement.
     9.6 Title Insurance Policy. Buyer shall have received from the Title Company the title insurance policy described in Section 7.7 hereof.
     9.7 Closing Documents. Seller shall have executed and delivered to Buyer all of the documents, agreements and certificates required to be executed or delivered by Seller pursuant to any term or provision of this Agreement.
     9.8 Supplemental Insurance. Seller shall have delivered to Buyer evidence, reasonably satisfactory to Buyer, that Seller has purchased a supplemental insurance policy in accordance with Section 11.12 hereof and that such policy is in effect as of Closing.
     9.9 Third Party Consents. Buyer shall have received written consents, in form and substance reasonably satisfactory to Buyer, to the assignment of the Assumed Contracts described in Schedule 9.9, duly executed by the counterparties to such Assumed Contracts.

     9.10 Joint Commission Status. Seller shall provide Buyer with evidence reasonably satisfactory to Buyer that Seller has fulfilled any requirements established by The Joint Commission to maintain the Hospital’s “Accredited” status under The Joint Commission’s Hospital Accreditation Program.
ARTICLE 10
TRANSITIONAL ARRANGEMENTS
     10.1 Transition Patients. To compensate Seller for services rendered and medicine, drugs and supplies provided on or before the Closing Date (the “Transition Patient Services”) with respect to patients admitted to the Hospital on or before the Closing Date (or who were in the Hospital’s emergency department or in observation beds on the Closing Date and immediately thereafter admitted to the Hospital) but who are not discharged until after the Closing Date (such patients being referred to herein as the “Transition Patients”), the parties shall take the following actions:
     (a) Medicare, Medicaid, TRICARE and Other DRG Transition Patients. As soon as practicable after the Closing Date, Seller shall deliver to Buyer a schedule itemizing the Transition Patient Services provided by Seller to Transition Patients whose care is reimbursed by the Medicare, Medicaid, TRICARE or other third party payor program on a diagnostic related group basis, case rate or similar basis (each a “DRG Transition Patient”). Buyer shall pay to Seller an amount equal to (i) the DRG and outlier payments, the case rate payments or other similar payments received by Buyer on behalf of each DRG Transition Patient, multiplied by a fraction, the numerator of which shall be the total charges for Transition Patient Services provided to such DRG Transition Patient by Seller, and the denominator of which shall be the sum of the total charges for all services provided to such DRG Transition Patient both before and after the Closing Date minus (ii) any deposits or co-payments made by such DRG Transition Patient to Seller. Buyer shall make all payments to Seller under this Section 10.1(a) within three (3) business days after receipt of each DRG or outlier payment, case rate payment or other similar payment accompanied by copies of remittances and other supporting documentation as reasonably required by Seller.
     (b) Other Patients. As of the Closing Date, Seller shall prepare cut-off billings for Transition Patient Services provided by Seller for all patients not covered by Section 10.1(a). Seller shall be entitled to receive all amounts collected in respect of such cut-off billings. Buyer shall remit to Seller any amounts Buyer receives after the Closing with respect to the Transition Patient Services rendered to such cost-based Transition Patients, including any periodic interim payments or portions thereof applicable to the period on or prior to the Closing.
     10.2 Seller’s Cost Reports. Seller will timely prepare all cost reports relating to Seller for periods ending on or prior to the Closing Date or required as a result of the consummation of the transactions set forth herein, including terminating cost reports for the Medicare, Medicaid and TRICARE programs (the “Cost Reports”). Buyer shall forward to Seller any and all correspondence relating to Cost Reports within five (5) business days after receipt by Buyer.

Buyer shall remit any receipts of funds relating to Cost Reports promptly after receipt by Buyer and shall forward to Seller any demand for payments within three (3) business days after receipt by Buyer. Seller shall retain all rights to Agency Receivables and to Cost Reports including any amounts receivable or payable in respect of such reports or reserves relating to such reports, including bad debt. Such rights shall include the right to appeal any Medicare determinations relating to Agency Receivables and Cost Reports. Buyer, upon reasonable notice, during normal business hours and at the sole cost and expense of Seller, will cooperate with Seller in regard to the preparation, filing, handling and appeal of any Cost Reports. Such cooperation shall include the providing of statistics and obtaining files if in the possession of Buyer and the coordination with Seller pursuant to adequate notice of Medicare and Medicaid exit conferences or meetings as well as providing to appropriate parties (including the Provider Reimbursement Review Board), as determined to be reasonably necessary by Seller, a letter acknowledging that Seller retained all rights to such appeals, and that Buyer agrees that Seller has the right to pursue such appeals, either on Seller’s behalf, or to the extent required by Law, as a representative of Buyer. Seller shall retain the originals of Cost Reports, correspondence, work papers and other documents relating to Cost Reports and the Agency Receivables. Seller will furnish copies of such documents (other than work papers) to Buyer prior to the Closing to the extent then existing if requested by Buyer.
     10.3 Employees; Benefits.
     (a) As of the Closing Date, Seller shall terminate all Hospital Employees and Buyer shall offer employment to substantially all Hospital Employees at their existing base wage and salary levels. Buyer reserves the right, however, not to hire any individual employee consistent with HCA Inc. employment policies and procedures. Buyer shall be responsible for, and hereby assumes, any and all liabilities and obligations resulting from the termination of any Continuing Employee as set forth in this Section 10.3(a) (other than any severance obligations or obligations to induce Continuing Employees to remain through Closing, either of which are payable upon Closing). For purposes of clarification, Buyer shall be responsible for and assumes all liabilities and obligations to pay amounts due to any Continuing Employee under the terms of his or her employment agreement to the extent such employment agreement is an Assumed Contract and to the extent that such liabilities and obligations arise from a termination of his or her employment during the term of his or her employment agreement. Seller shall be responsible for and retain any liabilities or obligations for severance or inducement payments payable to Hospital Employees who remain employed through Closing, either of which arise in connection with the termination of the employment of the Hospital Employees in connection with or at the time of the consummation of the transaction contemplated by this Agreement.
     (b) The term “Continuing Employee” as used in this Agreement means a Hospital Employee who accepts employment with Buyer or one of its Affiliates as of the Closing Date. All Continuing Employees will be retained as employees-at-will (except to the extent that such Continuing Employees are parties to Assumed Contracts providing for other employment terms as disclosed on Schedule 5.11, in which case such Continuing Employees shall be retained in accordance with the terms of such Assumed Contracts). Buyer shall provide each Continuing Employee with employee benefits, including but not limited to retirement, welfare and paid time off, consistent with similarly-situated employees at other healthcare facilities owned and/or operated by Buyer and its Affiliates. With respect to such employee benefits, Buyer shall honor the Continuing Employees’ prior service credit under Seller’s current welfare plans for purposes of eligibility and satisfying pre-existing condition limitations in the welfare benefit plans of Buyer, but shall not accrue benefits or make contributions to such plans with respect to prior service. Buyer shall honor prior length of service for purposes of eligibility and vesting in the retirement benefit plans and other service-based plans of Buyer such as paid time off, but shall not accrue benefits or make contributions to such plans with respect to prior service. For purposes of retirement benefit plans offered by Buyer, such vesting credit shall be extended at the rate of one (1) year of credit for each whole twelve-month period elapsed since each Continuing Employee’s most recent date of hire with Seller as of Closing. Buyer shall carry over, and give credit for, the Accrued PTO for the Continuing Employees based on the valid records of Seller to the extent the amounts do not exceed the maximum allowed accrual of three hundred twenty (320) hours and to the extent the value of such time is included in the determination of the Final NWC Calculation. Participation in Buyer employee programs and plans described in this Section 10.3 shall begin as soon as administratively feasible after the Closing Date for participating Continuing Employees (and eligible dependents) and for all other Continuing Employees who, given their Seller service, have met the age and service requirements for participation under the respective programs and plans. Buyer shall employ a sufficient number of Continuing Employees at the Hospital for at least a 90-day period following the Closing Date so as not to constitute a “plant closing” or “mass layoff” (as those terms are used in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., the “WARN Act”), with respect to the Hospital. Buyer shall be liable and responsible for any notification required under the WARN Act (or under any similar state or local Law) and shall indemnify Seller and its Affiliates from any claims arising out of a breach of this covenant. Subject to the terms of any Assumed Contract, in the event that any member of Senior Management is terminated without cause by Buyer within twelve (12) months following the Closing Date, Buyer agrees to pay such individual severance benefits not less than the severance benefits to which such individual would have been entitled under the severance policies, practices, programs or plan of Seller in effect as of the date hereof, as previously delivered in writing to Buyer.
     (c) As of the Closing Date, Seller will, at its expense or at the expense of the applicable Plan, (i) terminate all Plans, if any, relating solely to Hospital Employees, (ii) terminate the participation of all Hospital Employees from all other Plans, (iii) cause all Continuing Employees to be one hundred percent (100%) vested in their accrued benefits under each Retirement Plan, (iv) fund all benefits accrued by eligible participants through the Closing Date in accordance with and as required by the Plans, (v) take such actions as are necessary to make, or cause such Plans to make, timely appropriate distributions to such Hospital Employees to the extent required or permitted by, and in accordance with, such Plans and applicable Law, as determined by Seller and/or its counsel, and (vi) comply with all applicable Laws in connection with the foregoing.

     (d) (i) Any applicable employee of Seller and its Affiliates identified as a current or former participant (and any eligible dependent thereof) who is eligible to receive continuation coverage (within the meaning of Code Section 4980B and Part 6 of Subtitle B of Title 1 of ERISA, “Continuation Coverage”) will remain covered through Seller’s COBRA provider for a period of one (1) month following the Closing Date.
          (ii) Seller and its Affiliates shall offer Continuation Coverage effective as of the Closing for health (which includes vision) and dental to all Continuing Employees (and all eligible dependents thereof). Buyer shall pay to Seller, on behalf of the Continuing Employees who elect Continuation Coverage (the “Electing Employees”), one hundred percent of the premiums (the “Premiums”) for such Continuation Coverage for the one (1) month period following the Closing Date (the “COBRA Transition Period”). The amount of the Premiums shall be determined in accordance with applicable Law except the permissible 2% COBRA administrative fee shall be excluded. Additionally, Buyer shall pay to Seller (a) an amount equal to the benefits paid by Seller for Continuation Coverage claims incurred by the Electing Employees during the COBRA Transition Period in excess of the aggregate amount of (x) Premiums paid by Buyer on behalf of the Electing Employees for the COBRA Transition Period and (y) stop-loss reimbursements received by Seller in respect of such paid claims, (b) the stop-loss indemnity premiums (not to exceed $13,500) paid by Seller during the COBRA Transition Period with respect to Continuation Coverage for the Electing Employees and (c) an administrative fee in the amount of Ten Thousand Dollars ($10,000) per month for the six (6) month period following the Closing Date (the “Administrative Period”). The stop-loss indemnity premiums shall not be taken into consideration in the determination of the Premiums. The stop-loss indemnity coverage to be maintained by Seller is described in Section 10.3(d)(ii) hereto.
          (iii) Seller shall deliver to Buyer an invoice for the monthly administrative fee and the aggregate amount of Premiums payable in respect of the Electing Employees for the COBRA Transition Period after Seller has determined the number of Continuing Employees who have elected to become Electing Employees. Buyer shall pay such invoice within five (5) days after receipt of same. Thereafter, Seller shall deliver to Buyer an invoice for its administrative fee for the remaining five (5) months of the Administrative Period on the first day of each month and Buyer shall pay such invoice within five (5) days after receipt of same.
          (iv) On or before the end of each calendar month during the Administrative Period and the end of the first month after the expiration of the Administrative Period, Seller shall provide Buyer with a schedule of all benefits paid by Seller during the immediately preceding month for claims incurred by the Electing Employees during the COBRA Transition Period. Concurrently therewith, Seller shall deliver to Buyer an invoice reflecting the amount, if any, by which the aggregate amount of benefits paid by Seller for claims incurred by the Electing Employees during the COBRA Transition Period exceeds the aggregate amount of (a) the Premiums paid by Buyer on behalf of the Electing Employees and (b) stop-loss reimbursements received by Seller in respect of such paid claims. Except as provided below, Buyer shall pay Seller the amount reflected on such invoice on or before the fifth (5th) day after such invoice is received by Buyer. If Buyer disputes any amounts reflected on such invoice, Buyer shall pay the undisputed amount to Seller, and the disputed amount shall be resolved as provided in Section 10.3(d)(v) hereof. In the event that the aggregate amount of (c) the Premiums paid by Buyer on behalf of the Electing Employees and (d) stop-loss reimbursement received by Seller relating to claims paid in respect of the Electing Employees exceeds the aggregate amount of benefits paid by Seller during the Administrative Period for claims incurred by the Electing Employees during the COBRA Transition Period, Seller shall tender an amount equal to such excess to Buyer on or before the end of the first month after the expiration of the Administrative Period. In the event Seller pays after the expiration of the Administrative Period any claims incurred by the Electing Employees during the COBRA Transition Period that are not reimbursed by stop-loss coverage, Buyer shall pay such amount within twenty (20) days after receipt of an invoice and supporting documentation for such amount.
          (v) In the event that Buyer disputes or questions any of Seller’s amounts reflected to be due on an invoice received from Seller, Buyer shall so notify Seller in writing (with particularity as to the amounts in dispute and the reasons therefor) within twenty (20) days after receiving the corresponding Seller invoice. If Buyer does not so notify Seller in writing of a dispute within such twenty (20) day period, Buyer may not thereafter dispute such invoice and shall be deemed to have agreed to and accepted such invoice. Subject to compliance with applicable law regarding the confidentiality of medical records and protected health information, Seller shall, upon written notice by Buyer, promptly grant Buyer or its representatives access to the documentation supporting the amounts reflected on Seller’s invoices and the schedule of claims paid. Within thirty (30) days after the receipt of such access, Buyer shall notify Seller of the amounts, if any, still in dispute, and the parties shall work in good faith to resolve any such disputes informally. If Buyer does not so notify Seller in writing within such thirty (30) day period, Buyer may not thereafter dispute the invoice in question and shall be deemed to have agreed to and accepted such invoice. Any disputes that cannot be resolved within such thirty (30) day period shall be addressed pursuant to Section 13.3(b) of this Agreement.
          (vi) Payments due from Buyer shall be made by wire transfer to Seller’s bank account, as follows:

Bank Name:	Bank of America, N.A.

ABA Number:	026009593

Account Name:	MedCath Incorporated

Account Number:	000658759295

Contact Information:	Theresa Myers
Assistant Corporate Controller
MedCath Incorported
10720 Sikes Place, Suite 300
Charlotte, NC 28277
Telephone: (704) 815-7633
Facsimile: (704) 815-7737
Email: theresa.myers@medcath.com
          (vii) Seller shall cause the applicable claims administrators providing health and dental coverage (a) to treat the Continuing Employees as “paid-in-full” COBRA participants for purposes of coverage during the first month after the Closing Date and (b) not to terminate coverage after the Closing Date on any of the Continuing Employees who remain employed with an affiliate of Buyer through the end of the COBRA Transition Period.
     (e) As of Closing, Buyer shall provide continued health, vision and dental coverage to the extent required under Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA”) to each current or former employee of Seller at the Hospital (and their spouses, dependents and beneficiaries) who is classified as an “M&A Qualified Beneficiary” (as defined in Treasury Regulation Section 54.4980B-9, Q&A 4) with respect to “qualifying events” (as such term is defined by COBRA) that occur before the effectiveness of the Closing, each of whom is listed on Schedule 10.3, together with the period for which each such M&A Qualified Beneficiary shall be eligible for coverage under COBRA (“COBRA Coverage”) and the monthly premium for COBRA Coverage under Seller’s group health, vision and dental plans. (For the avoidance of doubt, the COBRA Coverage to be provided by Buyer shall apply only to group health, vision and dental coverage and shall not apply to any of Seller’s healthcare flexible spending account plans or employee assistance plans.) No later than fifteen (15) days prior to Closing, Seller shall provide Buyer with certain specified data (the parameters of which shall be provided to Seller at least thirty (30) days prior to Closing) pertaining to the M&A Qualified Beneficiaries. No later than five (5) days after Closing, Seller shall update Schedule 10.3 and provide Buyer such specified data for any M&A Qualified Beneficiaries added to the Schedule 10.3 update. Buyer shall be responsible for providing COBRA enrollment packets to the M&A Qualified Beneficiaries. Following the completion of elections by the M&A Qualified Beneficiaries, Buyer shall calculate the aggregate amount of premiums that would have been payable for COBRA Coverage under Buyer’s group health, vision and dental plans (based on such elections) by such M&A Qualified Beneficiaries for the period beginning as of Closing and continuing for the remaining period for which COBRA Coverage is available and deliver an invoice in such amount to Seller. For and in consideration of Buyer’s assumption of the obligation to provide COBRA Coverage to the M&A Qualified Beneficiaries, Seller shall pay to Buyer the amount reflected on such invoice within twenty (20) days after the receipt of same. Seller understands that, in addition to such payment from Seller, Buyer shall charge and collect premiums from the M&A Qualified Beneficiaries for COBRA Coverage. For avoidance of doubt, Continuing

Employees shall not be considered to be M&A Qualified Beneficiaries for purposes of this Section 10.3(e).
     (f) Notwithstanding any provision herein to the contrary, no term of this Agreement shall be deemed to (i) create any Contract with any Continuing Employee, (ii) give any Continuing Employee the right to be retained in the employment of Buyer or any of its Affiliates, or (iii) interfere with the right of Buyer to terminate employment of any Continuing Employee at any time. Nothing in this Agreement shall diminish the right of Buyer to change or terminate its policies regarding salaries, benefits and other employment matters at any time or from time to time. The representations, warranties, covenants and agreements contained herein are for the sole benefit of the parties hereto, and the Continuing Employees are not intended to be and shall not be construed as beneficiaries hereof. Pursuant to the “Standard Procedure” provided in Section 5 of Revenue Procedure 2004-53, (i) Buyer and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller will not be relieved from filing a Form W-2 with respect to any Continuing Employees, and (iii) Buyer will undertake to file (or cause to be filed) a Form W-2 for each such Continuing Employee with respect to the portion of the year during which such Continuing Employees are employed by Buyer that includes the Closing Date, excluding the portion of such year that such Continuing Employee was employed by Seller.
     10.4 Misdirected Payments. If either party receives any amount from patients or third-party payors which, under the terms of this Agreement, belongs to the other party, the party receiving such amount shall remit within three (3) business days said full amount to the other party.
ARTICLE 11
ADDITIONAL AGREEMENTS
     11.1 Allocations. Buyer and Seller shall reasonably agree prior to the Closing Date upon an allocation methodology of the Purchased Assets among the various classes of assets in accordance with the provisions of Section 1060 of the Code and applicable Treasury Regulations, and attach such allocation methodology hereto as Schedule 11.1. The parties agree that any Tax returns, or other Tax information they may file or cause to be filed with any Governmental Entity shall be prepared and filed consistent with such agreed upon allocation. In this regard, the parties agree that, to the extent required, they will each properly prepare and timely file Form 8594 in accordance with Section 1060 of the Code.
     11.2 Termination Prior to Closing.
     (a) Notwithstanding anything in this Agreement to the contrary, this Agreement and the transactions contemplated by this Agreement may not be terminated, except prior to Closing as follows:
     (i) by mutual consent in writing of Seller and Buyer;

     (ii) by Buyer or Seller (except that Seller may not exercise its rights under this Section as provided in Section 8.6 hereof) at any time after May 31, 2011 (the “Outside Date”), if the Closing has not occurred by such date; provided, that the right to terminate this Agreement under this Section 11.2(a)(ii) is not available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date;
     (iii) by Seller if Buyer breaches in any material respect any of the representations, warranties, covenants or other agreements of Buyer contained in this Agreement, which would give rise to the failure of a condition set forth in Section 8.1, which breach cannot be or has not been cured within fifteen (15) days after the giving of written notice by Seller to Buyer specifying such breach;
     (iv) by Buyer if Seller breaches in any material respect any of the representations, warranties, covenants or other agreements of Seller contained in this Agreement, which would give rise to the failure of a condition set forth in Section 9.1 or Section 9.4, which breach cannot be or has not been cured within fifteen (15) days after the giving of written notice by Buyer to Seller specifying such breach;
     (v) by Buyer or Seller, if any court or any other Governmental Entity issues an order restraining or prohibiting such party from consummating the sale and purchase of the Purchased Assets as provided herein and such order becomes final and non-appealable, subject to compliance with Sections 6.4 and 7.8; or
     (vi) by Buyer pursuant to the terms and conditions of Section 11.8.
     (b) In the event that this Agreement is terminated pursuant to Section 11.2(a), all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided that nothing in this Section 11.2 shall relieve Seller or Buyer of any liability for fraud or an intentional breach of any covenant in this Agreement prior to the date of termination, which liability shall be subject to the limitations set forth in Article 12.2(b) of this Agreement, and the parties shall be entitled to seek and recover damages for such matters and to seek the remedy of specific performance as set forth in Section 12.3. In the event that this Agreement is terminated pursuant to Section 11.2(a), notwithstanding anything in this Section 11.2, or any other Section of this Agreement, to the contrary, in no event shall Seller have any liability to Buyer, and Buyer shall have no claim against Seller, for damages of any type or nature arising from any violation or breach of any representations or warranties made by Seller to Buyer in Article 5 of this Agreement, other than those relating to fraud.
     11.3 Buyer Preservation and Seller Access to Records after the Closing.
     (a) After the Closing, Buyer shall keep and preserve in their original form all medical and other records of the Hospital existing as of the Closing and transferred to Buyer hereunder for such period as required by applicable Law. For purposes of this

Agreement, the term “records” includes all documents, electronic data and other compilations of information in any form. Buyer acknowledges that as a result of entering into this Agreement and operating the Hospital it and its Affiliates will gain access to patient and other information which is subject to rules and regulations regarding confidentiality. Buyer shall abide by any such rules and regulations relating to the confidential information that it acquires. Buyer shall maintain the patient records held at the Hospital and delivered to Buyer at Closing at the Hospital after Closing in accordance with applicable Law (including, if applicable, Section 1861(v)(i)(I) of the Social Security Act (42 U.S.C. § 1395(V)(1)(i)), and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at the Hospital after Closing. Upon reasonable notice, during normal business hours and upon the receipt by Buyer of appropriate consents and authorizations, Buyer shall afford to representatives of Seller, including its counsel and accountants, full and complete access to, and the right to make copies of, the records transferred to Buyer at the Closing (including access to patient records in respect of patients treated by Affiliates of Seller at the Hospital) including providing a reasonable location within the Hospital to conduct its review of such records. In addition, Seller shall be entitled to remove from the Hospital any such patient records, but only for purposes of pending litigation involving a patient to whom such records refer, as certified in writing prior to removal by counsel retained by Seller in connection with such litigation. Any patient records so removed from the Hospital shall be promptly returned to Buyer following their use by Seller.
     (b) Buyer shall reasonably cooperate with Seller and its insurance carriers in connection with the defense of claims made by third parties against Seller in respect of alleged events occurring while Seller operated the Hospital; provided, Seller shall reimburse Buyer its reasonable and documented out-of-pocket expenses incurred in providing such cooperation. Such cooperation shall include, without limitation, making all of Buyer employees reasonably available for interviews, depositions, hearings and trial; and making all of Buyer employees reasonably available to assist in the securing and giving of evidence and in obtaining the presence and cooperation of witnesses, all of which shall be done without payment of any fees to Buyer or its employees or the payment of any of Buyer internal expenses; provided, however, that Seller shall pay all reasonable and documented out-of-pocket expenses incurred by such employees (including for travel). In addition, Seller shall be entitled to remove from the Hospital any records, but only for purposes of pending litigation involving the Person to whom such records refer, as certified in writing prior to removal by counsel retained by Seller in connection with such litigation. Any records so removed from the Hospital shall be promptly returned to Buyer following their use by Seller.
     11.4 Reproduction of Documents. This Agreement and all documents relating hereto, including (i) consents, waivers and modifications which may hereafter be executed, (ii) the documents delivered at the Closing, and (iii) financial statements, certificates and other information previously or hereafter furnished to Seller or Buyer, may, subject to the provisions of Section 13.8, be reproduced by Seller and by Buyer by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Seller and Buyer may destroy any original documents so reproduced. Seller and Buyer agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Seller or Buyer in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
     11.5 Tax Matters. Following the Closing, the parties shall cooperate fully with each other and shall provide to the other, as reasonably requested by and at the expense of the requesting party, all information, records or documents relating to Tax liabilities of the requesting party pertaining to the Hospital for all periods ending on or prior to the Closing and shall preserve all such information, records and documents (to the extent a part of the assets exchanged and delivered at Closing) at least until the expiration of any applicable statute of limitations or extensions thereof; provided, that neither party shall be required to provide any of its income Tax returns (or supporting materials including working papers and Tax provisions) or those of any Affiliate. Each party shall retain all Tax returns and supporting materials received pursuant to Section 2.1 at least until the expiration of any applicable statute of limitations or extensions with respect thereto and shall not destroy such items without first offering such items back to the other party prior to destruction.
     11.6 Consented Assignment and Permits. Buyer shall be responsible for obtaining any and all consents to assign any Assumed Contract and any and all Permits and Approvals necessary or desirable in connection with the transactions contemplated hereby. However, if any such consent to assignment of an Assumed Contract is not obtained as of the Closing, such Assumed Contract will still be assigned to and assumed by Buyer under this Agreement effective as of the Effective Time. Further, at the request of Buyer, Seller will cooperate in any reasonable arrangement with Buyer designed to provide for Buyer the benefits and obligations under any such Assumed Contract, including enforcement of any and all rights of Seller against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.
     11.7 Post-Closing Operations. Buyer acknowledges that it is an experienced and knowledgeable owner and operator of facilities and assets similar to the Purchased Assets, and will rely on its own expertise in operating said assets from and after the Closing. Buyer covenants for the benefit of Seller to operate the Purchased Assets in material compliance with all applicable Laws, including Laws relating to the regulation of the Hospital, operation of the Purchased Assets, and all Environmental Laws, from and after the Closing.
     11.8 Casualty. If, prior to the Closing Date, any part of the Purchased Assets is destroyed or damaged by fire or the elements or by any other cause, Seller shall within ten (10) days after such casualty provide written notice thereof to Buyer. Such notice shall include copies of all insurance policies then in force relating to the Purchased Assets covering such casualty and Seller’s initial good faith estimate of the cost to repair such damage or destruction. Buyer may, by written notice to Seller within twenty (20) days after the receipt by Buyer of notice of the casualty, elect in writing to terminate this Agreement if either (i) the cost to repair such damage or replace such asset, if replacement is required, is reasonably likely to exceed Ten Million Dollars ($10,000,000) or (ii) the casualty has resulted or is reasonably likely to result in a material disruption to the operations at the Hospital or if a material number of beds are removed from service at the Hospital for a period of greater than thirty (30) consecutive days and such disruption or removal of beds has resulted, or is reasonably likely to result, in a material adverse change in the business, financial condition or results of operations of the Purchased Assets or the Hospital, taken as a whole. If any part of the Purchased Assets is damaged or destroyed prior to the Closing Date but this Agreement cannot be terminated or is not terminated by Buyer pursuant to this Section 11.8, the parties shall not be excused from performance hereunder and Buyer shall be obligated to purchase the Purchased Assets hereunder and to complete the Closing pursuant to the terms and conditions set forth herein. In such an event and as of Closing, Buyer may, at its option, either (i) reduce the Interim Cash Purchase Price and the Final Cash Purchase Price (A) by the fair market value of the Purchased Assets damaged, lost or destroyed, such value to be determined as of the date immediately prior to such damage, loss or destruction or (B) by the estimated cost to replace or restore the damaged, lost or destroyed Purchased Assets, or (ii) require Seller upon the Closing to transfer to Buyer the proceeds (or the right to the proceeds) of any applicable insurance, including any business interruption insurance relating to periods after the Closing, plus an amount equal to the deductible on such insurance. In the event that Buyer elects to reduce the Interim Cash Purchase Price and the Final Cash Purchase Price, Seller shall also transfer to Buyer the proceeds (or the right to the proceeds) from any business interruption insurance relating to periods after Closing. Any determination of the fair market value of, or the estimated cost to replace, any Purchased Assets which are damaged, lost or destroyed shall be made in good faith jointly by Seller and Buyer prior to Closing. In the event that Seller and Buyer cannot reach a resolution regarding the fair market value of, or the estimated cost to replace, any such damaged, lost or destroyed Purchased Assets, the Closing shall occur and the Interim Cash Purchase Price and the Final Cash Purchase Price shall be subject to subsequent adjustment to reflect the fair market value of, or the estimated cost to replace, such damaged, lost or destroyed Purchased Assets after the Closing Date as determined in accordance with the dispute resolution procedures in Section 13.3(b).
     11.9 Change of Name. On or before the Closing Date, Seller shall (a) amend its charter and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name to avoid confusion, and (b) take all actions requested by Buyer to enable Buyer to use any names acquired by Buyer at the Closing. From and after the Closing Date, Seller shall make no further use of (i) the names “Texsan Heart Hospital,” “Heart Hospital of San Antonio” or any derivatives thereof, or (ii) any other names that are sufficiently similar to “Texsan Heart Hospital” or “Heart Hospital of San Antonio” so as to potentially cause confusion.
     11.10 Transition Services Agreement. As of Closing, MedCath and Buyer will execute and deliver the Transition Services Agreement (“Transition Services Agreement”), pursuant to which MedCath or, as provided in the Transition Services Agreement, a qualified third-party designated by MedCath, will provide certain specified transition services to and for the benefit of Buyer in substantially the form attached hereto as Exhibit A.
     11.11 CVSTAT Program. As of Closing, pursuant to a separate License Agreement (the “CVSTAT License Agreement”), and for and in consideration of the consummation of the transactions described herein, MC shall grant Buyer a non-exclusive license to use the trademark “CVSTAT” and to operate the CVSTAT program at the Hospital as same is operated under the hospital licensure and Medicare certification of Methodist Hospital. The CVSTAT

License Agreement shall not require the payment of any license fees, royalties or other fees, and shall be upon such other terms and conditions as MC and Buyer may mutually agree.
     11.12 Supplemental Insurance. Seller, at Seller’s sole cost and expense, will obtain a supplemental insurance policy providing for extended reporting periods for claims made on or after the Effective Time in respect of events occurring prior to the Effective Time to insure against professional liabilities of Seller relating to all periods prior to the Effective Time and to have the effect of converting its current professional liability insurance into occurrence coverage. Such “tail end” insurance shall have the term and limits of coverage as reflected in Schedule 11.12. Seller shall deliver to Buyer evidence of such supplemental reporting endorsement prior to Closing.
     11.13 MC Guaranty. Contemporaneously with Seller’s execution and delivery of this Agreement, MC, the ultimate parent entity of Seller, has executed and delivered to Buyer an Unconditional Guaranty, in substantially the form of Exhibit B, pursuant to which MC shall unconditionally guaranty Seller’s performance under this Agreement through and including Closing, and shall unconditionally guaranty the performance of the covenants of Seller hereunder that survive Closing.
     11.14 Relocation Costs. Although Buyer is assuming that certain Relocation Costs Agreement dated as of December 29, 2009 (the “Relocation Agreement”) by and between MedCath and Kirk Pogue, Seller shall reimburse Buyer for all costs and expenses incurred by Buyer pursuant to the Relocation Agreement (the “Relocation Costs”). Seller shall reimburse Buyer for all Relocation Costs paid or incurred by Buyer during the initial period after Closing in connection with the reconciliation of the Final Cash Purchase Price as provided in Sections 2.7 and 2.8 hereof. As to any Relocation Costs paid or incurred by Buyer subsequent to the delivery of the schedule of Relocation Costs described in Section 2.7, Seller shall promptly, and in all events within twenty (20) days after the receipt of an invoice for same, reimburse Buyer for such Relocation Costs.
     11.15 Waiver and Release of Certain Claims. On and as of the Effective Time, or, in the event Seller breaches its obligations hereunder and this Agreement is terminated as a consequence thereof, on the date of such termination, Seller, for on behalf of itself and its Affiliates, including, without limitation, MedCath Cardiology Management & Consulting, Inc. and San Antonio Heart Hospital, LP, shall be deemed to waive any and all claims that Seller or any of its Affiliates may have against Buyer or any of Buyer’s Affiliates or any of their respective partners, members, directors, officers, employees and agents (collectively, the “Released Buyer Parties”) in connection with, and release, acquit and forever discharge the Released Buyer Parties from any and all claims, liabilities and theories of recovery, whether arising at law, in equity or under any Contract that Seller or any of its Affiliates may have against any Released Buyer Party arising out of or in connection with, or in any way relating to, the employment of physicians who were formerly employed by or associated with, and the purchase of the assets of, Central Cardiovascular Institute of San Antonio, PLLC. (“CCISA”), including, without limitation, claims arising out of on in connection with, or in any way relating to, (i) that certain Hospital Professional Services Agreement dated as of June 29, 2001, by and between San Antonio Heart Hospital, LP, CCISA and the individuals a party thereto and (ii) that certain Right of First Refusal Agreement dated as of June 29, 2001, by and between

MedCath Cardiology Management & Consulting, Inc, CCISA and the individuals a party thereto.
     11.16 Extension of Temporary Waiver and Consent. For and in consideration of Buyer’s execution and delivery of this Agreement, Seller hereby extends the temporary waiver set forth in that certain Temporary Waiver and Consent dated as of October 1, 2010 (the “Temporary Waiver”) made by Seller in favor of Buyer IH-10 Heart Plaza, Ltd. and Methodist Physician Practice Services, LLC until the earliest to occur of (i) the Outside Date, (ii) the Effective Date or (iii) the date on which this Agreement is terminated. In the event that Seller breaches its obligations hereunder and this Agreement is terminated as a consequence thereof, the waivers and consents granted by Seller in the Temporary Waiver shall become permanent and remain in effect indefinitely.
     11.17 Virtual Data Room. For a period of at least ninety (90) days from and after Closing, Seller (i) shall archive the materials and information contained at the time of Closing in the virtual data room that houses due diligence materials and information provided by Seller to Buyer in connection with the transactions described herein and (ii) continue to permit Seller and its agents to have access thereto.
     11.18 MC Shareholder Approval. In the event that the Closing does not occur on or before December 31, 2010 as a result of any action, or requests for additional information, by the FTC or the Justice Department under the HSR Act concerning the transactions described herein and, as a consequence thereof, MC shareholder approval is determined by MC to be required with respect to the sale of the Purchased Assets to Buyer and the shareholders of MC fail to give such approval, Seller shall reimburse Buyer for all out-of-pocket costs and expenses (including, without limitation, costs and expenses of accountants, attorneys, engineers, valuation experts and other consultants) incurred or paid by Buyer in connection with Buyer’s due diligence, Buyer’s negotiation of this Agreement and, generally, in connection with the transactions described herein, up to an aggregate maximum amount of $400,000. Seller shall reimburse Buyer for such costs and expenses within ten (10) days after the receipt of an invoice for same from Buyer that schedules the costs and expenses incurred or paid by Buyer. This Section shall survive any termination of this Agreement.
     11.19 Perfusionist and Radiology Agreements. Seller shall cause all agreements with third parties pursuant to which perfusionist services are provided, with the exception of the agreement with EVT, Inc., to terminate as of December 31, 2010. Seller shall further cause the agreement with M&S Radiology Associates, P.A. for radiology services and the related agreement for medical director services with Alan Truax, M.D. to terminate as of December 31, 2010. In the event that Closing does not occur effective as of January 1, 2011, Buyer, at the cost and expense of Seller, shall cause EVT, Inc. or another comparably qualified provider of perfusionist services, to provide perfusionist services to the Hospital in substantially the same manner as are being currently provided to the Hospital, until the sooner to occur of Closing or the termination of this Agreement. Further, in the event that Closing does not occur effective as of January 1, 2011, Buyer, at the sole expense of Seller, shall cause M & S Radiology Associates, P.A. or another comparably qualified provider of radiology services to provide radiology services to the Hospital and one of its employed radiologists to provide medical director services, each in substantially the same manner as are being currently provided to the

Hospital as of the date of this Agreement, until the sooner to occur of Closing or the termination of this Agreement.
ARTICLE 12
REMEDIES; LIMITATION ON DAMAGES
     12.1 Limited Survival. The parties intend to shorten the statute of limitations and agree that no claims or causes of action (other than those relating to fraud or those permitted by Section 12.2(v) or 12.5) may be brought against Buyer or Seller after the Closing or any termination of this Agreement based upon, directly or indirectly, any of the representations or warranties contained in Article 4 or Article 5 of this Agreement at any time or any agreements contained in Article 6 or Article 7, provided that for a period of one hundred twenty (120) days commencing on the Closing Date, Buyer may bring claims against Seller based upon any of the pre-closing covenants contained in Sections 7.2 and 7.3 of this Agreement. For avoidance of doubt, claims or causes of action for fraud shall survive Closing, and the parties shall be entitled to assert claims and bring causes of action against each other in respect of claims or causes of action for fraud subsequent to Closing and as otherwise permitted in Sections 12.2 and 12.5 below.
     12.2 Right to Seek Damages; Limitation on Damages.
     (a) In addition to the claims permitted by Section 12.1, either party shall be entitled to seek to recover damages and to recover damages from the other party hereto relating to or arising under this Agreement and the transactions contemplated hereby if, but only if, any of the following is applicable:
     (i) The claim is permitted under the terms of Section 11.2(b) or Section 12.1,
     (ii) The other party fails to fulfill its obligations under any covenant or other agreement set forth in this Agreement which by its terms is intended to be performed after Closing,
     (iii) Seller fails to fulfill its pre-closing covenants contained in Section 7.2 or Section 7.3 of this Agreement and Buyer brings a claim based thereon against Seller during the one hundred twenty (120) day period commencing on the Closing Date,
     (iv) In the case of Buyer, Seller fails to pay or satisfy Excluded Liabilities, and in the case of Seller, Buyer fails to pay or satisfy Assumed Liabilities, it being acknowledged that Seller shall retain liability for the Excluded Liabilities and covenants and agrees that Seller shall be solely responsible and liable therefore and, further, that Buyer shall not assume the Excluded Liabilities or any obligation or responsibility relating thereto, or
     (v) In the case of Buyer, Seller fails to convey to Buyer at Closing good and marketable title to the Purchased Assets subject to no Encumbrances other than Permitted Encumbrances.

     (b) NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT, NO PARTY TO THIS AGREEMENT (OR ANY OF ITS AFFILIATES) SHALL, IN ANY EVENT, BE LIABLE TO ANY OTHER PARTY (OR ANY OF ITS AFFILIATES) FOR SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, INDIRECT COSTS, INDIRECT EXPENSES, INDIRECT CHARGES OR INDIRECT CLAIMS.
     12.3 Specific Performance. Notwithstanding the right of each party to terminate this Agreement pursuant to Section 11.2(a), and in addition to any other remedies available under this Agreement or at law or equity in the event of fraud, in the event of a breach by either party of its obligation to consummate the transactions contemplated by this Agreement or a breach by either party of a covenant prior to or following the Closing, the non-breaching party shall be entitled to specific performance to force the breaching party to consummate the transactions contemplated by this Agreement or to enforce the covenant, such relief to be without the necessity of posting a bond, cash or otherwise (unless required by applicable Law).
     12.4 Exclusive Remedy. Except as expressly set forth in Sections 11.2(b), 12.1, 12.2(a) and 12.3, the representations, warranties and covenants contained in or made pursuant to this Agreement shall be terminated and extinguished upon any termination of this Agreement. Except as provided in Section 11.2(b), 12.1, 12.2(a) and 12.3, none of Buyer or Seller or any shareholder, partner, officer, director, principal or Affiliate of any of the preceding shall be subject to any liability of any nature whatsoever with respect to any such representation, warranty, or covenant. Moreover, each party’s sole and exclusive remedy for any claim by it arising under this Agreement or in connection with or as a result of the transactions contemplated by this Agreement (whether any such claim shall be made in contract, breach of warranty, tort or otherwise), shall be the remedies provided by, and subject to, this Article 12 and Sections 11.2(b) and 13.3(b), except such limitation shall not apply in claims for fraud.

     12.5 Indemnification by Buyer.
     (a) From and after Closing, Buyer shall indemnify and hold harmless Seller, its subsidiaries and Affiliates, and its and their respective officers, directors, principals, attorneys, agents employees or other representatives (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all losses, liabilities, damages, costs (including court costs and costs of appeal) and expenses (including reasonable attorneys’ fees) actually incurred as a result of, or with respect to the absence of either (i) an assignment by the Hospital to Buyer of any of the following agreements: (A) Agreement by and between the Hospital and Cigna dated November 1, 2008, as it may have been amended, (B) Agreement by and between the Hospital and Humana dated March 1, 2009, as it may have been amended, (C) Agreement by and between the Hospital and Texas True Choice, Inc., dated September 1, 2007, as it may have been amended or (D) Agreement by and between the Hospital and United Healthcare Insurance dated March 1, 2007, as it may have been amended, or (ii) the counterparty’s refusal, after written notice from Seller, to terminate any of the foregoing agreements as of the Closing Date. True and correct copies of the term and termination provisions of the agreements referred to in clauses (A) through (D) of this Section 12.5(a) are set forth in Schedule 12.5(a) hereto. No later than the Closing Date, Seller will provide notice of termination of each agreement referred to in clauses (A) through (D) above to the counterparty of such agreement.
     (b) If any claim or liability is asserted in writing against an Indemnified Party which would give rise to a claim under this Section 12.5, the Indemnified Party shall notify Buyer in writing of the same within ten (10) business days of receipt of such written assertion of a claim or liability; provided, however, that the failure to provide such notice as so indicated shall not affect Buyer’s obligation to indemnify and Buyer shall have no remedy by reason of such failure except to the extent of any actual prejudice resulting from such delay. Buyer shall have the right to defend any such claim, select the counsel and control the defense, settlement and prosecution of any litigation. If Buyer, within ten (10) business days after notice of such claim, fails to defend such claim, the Indemnified Party will (upon further notice to Buyer) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of Buyer; provided, however, that such claim shall not be compromised or settled without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.
     (c) The Indemnified Party shall cooperate in all reasonable respects with Buyer in the investigation, trial and defense of any lawsuit or action that may be subject to this Section 12.5 and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

ARTICLE 13
GENERAL
     13.1 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld, conditioned or delayed and such discretion shall be reasonably exercised.
     13.2 Legal Fees and Costs. In the event either party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial or arbitral means, the prevailing party will be entitled to recover such legal expenses, including attorney’s fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.
     13.3 Choice of Law; Arbitration; Damages.
     (a) The parties agree that this Agreement shall be governed by and construed in accordance with the Laws of the State of North Carolina without giving effect to any choice or conflict of law provision or rule thereof.
     (b) Except as specifically provided for in paragraph (c) below and elsewhere in this Agreement, all disagreements, disputes, claims or controversies whatsoever arising out of or in connection with this Agreement or the transactions contemplated by this Agreement shall be subject to binding arbitration by a panel of three (3) arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”), then pertaining. The forum for any arbitration shall be Charlotte, North Carolina. Recognition and enforcement of any award rendered in such arbitration may be sought in any court of competent jurisdiction. The prevailing party in any arbitration proceeding hereunder as determined by the arbitrators or in any legal proceedings or actions arising from or in connection with this Agreement shall be entitled to recover reasonable attorneys’ fees and costs. Nothing herein shall prohibit a party from seeking equitable relief in a court of law to maintain the status quo while an arbitration is pending hereunder. Arbitration conducted pursuant to this Agreement will be confidential. The parties agree that the arbitrators shall have no authority to award any consequential, punitive, incidental, or special damages, including lost profits, loss of future revenue or income, or loss of business reputation or opportunity and other damages that are not measured by the prevailing party’s actual damages except to the extent that any such consequential damages or lost profits are the proximate result of the issue being arbitrated and the harm is reasonably foreseeable as of the date hereof. Nothing in this Section 13.3 shall prevent the parties from agreeing to substitute mediation for arbitration.
     13.4 Benefit; Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. No party may assign this Agreement without the prior written consent of the other party; provided, however, that a party hereto may assign its interest (or a portion thereof) in this Agreement to an Affiliate and Buyer may assign its interest (or portion thereof) to any Affiliate of HCA Inc., but, in any such event, the assignor shall be required to remain obligated hereunder in the same manner as if such assignment had not been effected.
     13.5 Effective Time; Accounting Date. The transactions contemplated hereby shall be effective for accounting purposes as of 12:01 a.m. (the “Effective Time”) on the calendar day immediately following the Closing Date, unless otherwise agreed in writing by Buyer and Seller. The parties will use commercially reasonable efforts to cause the Closing to be effective as of a month end.
     13.6 No Brokerage. Buyer and Seller represent to each other that no broker has in any way been contracted in connection with the transactions contemplated hereby other than Seller’s or a Seller Affiliate’s engagement of Navigant Capital Advisors, LLC, the fees and expenses of which shall be borne solely by Seller or a Seller Affiliate. Each of Buyer and Seller agrees to indemnify the other party from and against all loss, cost, damage or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.
     13.7 Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated and except as otherwise provided herein, the parties agree as follows:
     (i) Except as provided otherwise elsewhere herein, Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto;
     (ii) Except as provided otherwise elsewhere herein, Seller shall pay the fees, expenses and disbursements of Seller and its agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto;
     (iii) Seller and Buyer shall each pay one-half of all costs and expenses associated with obtaining title policies, surveys and recording fees and associated Taxes attendant to recording any deeds conveying title to the Owned Real Property;
     (iv) Buyer and Seller shall each pay one-half of the costs and expenses of (A) the environmental site assessments relating to the Owned Real Property (and Buyer shall cause such site assessments to be issued in the name of Buyer and Seller and shall cause Seller to be provided with a copy of such assessments) and (B) all application fees required in connection with any filings required under the HSR Act; and
     (v) Buyer shall pay the cost of an appraisal of the fair market value of the Purchased Assets as a going concern.

     13.8 Confidentiality. The Confidentiality Agreement, dated as of June 18, 2010 (the “Confidentiality Agreement”), between HCA Inc. and MC shall remain in full force and effect. It is understood by the parties hereto that the information, documents and instruments delivered to Seller by Buyer or the agents of Buyer and the information, documents and instruments delivered to Buyer by Seller or Seller’s agents are of a confidential and proprietary nature. Each of the parties hereto agrees that both prior and subsequent to Closing it will maintain the confidentiality of all such confidential information, documents or instruments delivered to it by the other party hereto or its agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions and covenants hereof and only disclose such information, documents and instruments to its duly authorized officers, directors, representatives and agents unless (i) compelled to disclose by judicial or administrative process (including, without limitation, in connection with obtaining the necessary Approvals of this Agreement and the transactions contemplated hereby) or by other requirements of Law or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder; provided, however, that the parties hereto shall not disclose any confidential information not required to be disclosed as part of such permitted disclosure. Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such documents and instruments and all copies thereof in its possession to the other party to this Agreement. Each of the parties hereto recognizes that any breach of this Section 13.8 would result in irreparable harm to the other party to this Agreement and its Affiliates and that therefore the non-breaching party shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of their other legal and equitable remedies. Nothing in this Section 13.8, however, shall prohibit the use of such confidential information, documents or information for the purpose of securing financing to either party to effect the purchase and sale of assets hereunder or such governmental filings as in the mutual opinion of Seller’s counsel and counsel for Buyer are (i) required by Law or (ii) otherwise appropriate. Also, this Section 13.8 shall not prohibit the disclosure by either party of any information, instruments or documents that are required to be filed with Governmental Entities by or under applicable securities related Laws.
     13.9 Press Release. Except as required by Law, at all times at or before Closing, neither Buyer nor Seller will issue any report, statement or release to the public with respect to this Agreement and the transactions contemplated hereby without the prior written approval of the other party hereto of the text of any such public report, statement or release. Buyer acknowledges that MC will file one or more Forms 8-K with the Securities and Exchange Commission in connection with the transactions contemplated by this Agreement.
     13.10 Waiver of Breach. The waiver by either party of breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or other provision hereof.
     13.11 Notice. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including facsimile transmission) or overnight courier, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

If to Buyer:	HCA Inc.
One Park Plaza
Nashville, TN 37203
Attention: Senior Vice President — Development
Facsimile: (615) 344-2824

with copies to:	HCA Inc.
One Park Plaza
Nashville, TN 37203
Attention: General Counsel
Facsimile: (615) 344-1531

If to Seller	c/o MedCath Corporation
10720 Sikes Place, Suite 300
Charlotte, NC 28277
Attention: Chief Financial Officer
Facsimile: (704) 708-5035

with a copy to:	Moore and Van Allen PLLC
100 North Tryon Street
Suite 4700
Charlotte, NC 28202
Attention: Hal A. Levinson, Esq.
Facsimile: (704) 331-1159
or to such other address, and to the attention of such other Person or officer as any party may designate.
     13.12 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, and if the rights of Buyer and Seller under this Agreement will not be materially or adversely affected thereby, (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if the illegal, invalid or unenforceable provision had never compromised a part hereof; (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from; and (iv) in lieu of the illegal, invalid or unenforceable provision, there will be added automatically as a part of this agreement a legal, valid and enforceable provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible.
     13.13 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.
     13.14 Divisions and Headings of this Agreement. The divisions of this Agreement into articles, sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.
     13.15 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Seller and Buyer and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other Person.
     13.16 Tax and Medicare Advice and Reliance. Except as expressly provided in this Agreement, none of the parties (nor any of the parties’ respective counsel, accountants or other representatives) has made or is making any representations to any other party (or to any other party’s counsel, accountants or other representatives) concerning the consequences of the transactions contemplated hereby under applicable Tax related Laws or under the Laws governing the Medicare program. Each party has relied solely upon the Tax and Medicare advice of its own employees or of representatives engaged by such party and not on any such advice provided by any other party hereto.
     13.17 Entire Agreement; Amendment. This Agreement supersedes all previous Contracts (other than the Confidentiality Agreement) and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties representing the within subject matter and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statement or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto.
     13.18 Knowledge. Whenever any statement herein or in any schedule, exhibit, certificate or other documents delivered to any party pursuant to this Agreement is made “to its knowledge” or words of similar intent or effect of any party or its representative, such person shall make such statement only if such facts and other information which, as of the date the representation is given, are actually known to the party making such statement, which, with respect to Buyer and Seller means the actual knowledge of its officers (or its Affiliate’s officers) listed on Schedule 13.18.
     13.19 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument. The facsimile signature of any party to this Agreement or any Contract delivered in connection with the consummation of the transactions described herein or a PDF copy of the signature of any party to this Agreement or any Contract delivered in connection with the consummation of the transactions described herein delivered by electronic mail for purposes of execution or otherwise, is to be considered to have the same binding effect as the delivery of an original signature on an original Contract.

     13.20 Disclaimer of Warranties. Except as expressly set forth in Article 5 hereof, the Hospital and the Purchased Assets transferred to Buyer will be conveyed by Seller and accepted by Buyer in their physical condition as of the Effective Time, “AS IS, WHERE IS AND WITH ALL FAULTS, DEFECTS, IMPERFECTIONS, LIABILITIES AND NONCOMPLIANCE WITH LAWS,” WITH NO WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, with respect to the Real Property, and WITH NO WARRANTIES, INCLUDING, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, with respect to any personal property which is among the Purchased Assets, any and all of which warranties (both express and implied) Seller hereby disclaims. All of the Purchased Assets shall be further subject to normal wear and tear on the land, improvements and equipment in the ordinary course of business up to the Effective Time.
     13.21 Right to Take Action. Without waiving any other rights Buyer may have under applicable law, notwithstanding anything in this Agreement to the contrary, nothing herein shall prevent or limit, and Buyer shall not take actions to prevent or limit, (a) Seller at any time after the Effective Time from being dissolved or liquidated, making payments to its creditors or distributions to its partners, otherwise terminating its existence and/or taking any other action, in each case, as and to the extent permitted by applicable law, or (b) MC and its Affiliates (other than Seller) from engaging in or agreeing to a Change in Control Transaction or making payments to its creditors or distributions to its stockholders (or other equity holders) at any time or, after the Effective Time, from being dissolved or liquidated, and/ or otherwise terminating its existence, in each case, as and to the extent permitted by the General Corporation Law of Delaware or other applicable law). This Section 13.21 is not intended to preclude, and shall not preclude, Buyer from exercising any rights and pursuing any remedies it might have under this Agreement. To this end, Buyer shall be entitled to initiate actions and proceedings and pursue claims against Seller and others in accordance with applicable law to enforce its rights and seek remedies available under this Agreement that are not satisfied by Seller or MC. Any action or proceeding initiated or commenced by Buyer against Seller or MC or their Affiliates asserting a right set forth in this Agreement shall not be deemed to be an action to prevent or limit Seller or MC or other Affiliates from being dissolved or liquidated.
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[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed in multiple originals by their authorized officers, all as of the date and year first above written.

BUYER:	METHODIST HEALTHCARE SYSTEM OF SAN ANTONIO, LTD., L.L.P.
/s/ Jamie Wesolowski
Jamie Wesolowski, CEO

SELLER:	HEART HOSPITAL OF SAN ANTONIO, LP
	By:	San Antonio Hospital Management, Inc., its General Partner

/s/ James A. Parker
Name: James A. Parker
Title: Treasurer